Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re: ROCKLEY PHOTONICS HOLDINGS LIMITED, Debtor.[1]	Chapter 11 Case No. 23-10081 (LGB)

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER

(I) APPROVING THE ADEQUACY OF DEBTOR’S DISCLOSURE

STATEMENT, AND (II) CONFIRMING THE REVISED SECOND

AMENDED PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF ROCKLEY PHOTONICS HOLDINGS LIMITED

WHEREAS, Rockley Photonics Holdings Limited, as debtor and debtor-in-possession (the “Debtor”), among other things:2

a.

commenced, on January 20, 2023, a prepetition solicitation of votes on the Plan by distributing[3] to Holders of Super Senior Notes Claims in Class 3 and Holders of Existing Notes Claims in Class 4 (collectively, the “Voting Classes”), the following materials: (i) the Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited [Docket No. 2], (ii) the Disclosure Statement for the Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited [Docket No. 3] (the “Disclosure Statement”), and (iii) ballots to vote on the Plan, substantially in the forms attached as Exhibit 3 and Exhibits 4A and 4B to the Solicitation Procedures Order, which included an option to opt-out of the Third Party Releases in the Plan (the “Ballots,” and collectively with the Plan and Disclosure Statement, the “Solicitation Package”);

b.

commenced, on January 23, 2023 (the “Petition Date”), the above-captioned case by filing a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (this “Court”);

[1]	The last four digits of the Debtor’s federal identification number are 4526. The Debtor’s mailing address is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom WA14 2DT D.
[2]

Capitalized terms used but not defined in this order (the “Confirmation Order”) are defined below or have the meanings ascribed to them in the Revised Second Amended Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited [Docket No. 133] (as amended and supplemented by the Plan Supplement and as may be further amended, modified, and supplemented from time to time, the “Plan”), attached as Exhibit A. The rules of interpretation set forth in Article I.B of the Plan shall apply to this Confirmation Order.

[3]	See Affidavit of Service of Craig E. Johnson Regarding Solicitation Materials [Docket No. 15].

c.

filed on the Petition Date: (i) the Plan, (ii) the Disclosure Statement, (iii) the Declaration of Richard A. Meier, Chief Executive Officer of Rockley Photonics Holdings Limited, in Support of Chapter 11 Petition and First Day Motions [Docket No. 4], (iv) the Debtor’s Motion For Entry Of An Order (I) Scheduling A Combined Disclosure Statement Approval And Plan Confirmation Hearing, (II) Establishing Plan And Disclosure Statement Objection And Reply Deadlines And Related Procedures, (III) Approving The Solicitation Procedures, (IV) Approving The Combined Hearing Notice, And (V) Granting Related Relief [Docket No. 5] (the “Solicitation Procedures Motion”), and (v) the Declaration Of Craig E. Johnson of Kroll Restructuring Administration LLC Regarding The Solicitation Of Votes And Tabulation Of Ballots Cast On The Prepackaged Chapter 11 Plan Of Reorganization Of Rockley Photonics Holdings Limited [Docket No. 14] (the “Initial Voting Declaration”), which details the prepetition solicitation and certifies that 100% in amount and number of Holders of Claims in the Voting Classes voted to accept the Plan;

d.

caused to be served on January 26, 2023, the Notice of Commencement of Prepackaged Chapter 11 Bankruptcy Case and Combined Hearing on Disclosure Statement and Confirmation of the Prepackaged Chapter 11 Plan, attached as Exhibit 1 to the Solicitation Procedures Order (the “Combined Hearing Notice”), which provided a summary of key terms of the Plan, on all Holders of Claims against and Interests in the Debtor, the United States Trustee for Region 2 (the “U.S. Trustee”), and certain other parties in interest, in compliance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), and the Solicitation Procedures Order;

e.

published on January 30, 2023, and February 1, 2023, the Notice of Commencement of Prepackaged Chapter 11 Bankruptcy Case and Combined Hearing on Disclosure Statement and Confirmation of the Prepackaged Chapter 11 Plan, attached as Exhibit 2 to the Solicitation Procedures Order (the “Publication Notice”), in the New York Times and in the Financial Times, respectively;

f.	filed on February 14, 2023, a Certificate of Publication [Docket No. 39] (the “Publication Notice Affidavit”);

g.

filed on February 17, 2023, an affidavit of service of the Combined Hearing Notice on all known creditors and interest holders of record as of January 11, 2023 [Docket No. 42] (the “Confirmation Hearing Notice Affidavit”);

h.

filed on February 17, 2023, the Notice of Filing Plan Supplement to Prepackaged Chapter 11 Plan of Rockley Photonics Holdings Limited [Docket No. 43] (the “Initial Plan Supplement”), which included the: (i) Assumed Executory Contract and Unexpired Lease List (as defined herein); (ii) Rejected Executory Contract and Unexpired Lease List (as defined herein); (iii) Exit Financing Documents; (iv) Private Placement Documents; (v) List of Members of the Reorganized Debtor’s New Board; (vi) New Governance Documents; (vii) Schedule of Retained Causes of Action; and (viii) Restructuring Steps Memorandum;

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i.

filed on February 24, 2023, the Declaration of Craig E. Johnson of Kroll Restructuring Administration LLC Regarding the Distribution, Submission, and Tabulation of Opt-Out Forms Returned on the Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited [Docket No. 63] (the “Initial Opt-Out Declaration”) identifying by Class and in the aggregate, the number of Ballots and Opt-Out Forms (as defined in the Initial Opt-Out Declaration) issued or mailed, the number of Ballots and Opt-Out Forms received by the Voting Deadline and the Opt-Out Deadline (as such terms are defined in the Solicitation Procedures Order), the number of Ballots and Opt-Out Forms received but not counted, and the number of creditors that opted-out of the Third Party Releases pursuant to the Ballots and Opt-Out Forms;[4]

j.

filed on February 27, 2023, the Debtor’s Memorandum of Law in Support of (I) Approval of Disclosure Statement, (II) Confirmation of the Amended Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited, and (III) Omnibus Reply to Objections Thereto [Docket No. 81] (the “Confirmation Brief”), together with a proposed confirmation order;

k.	filed on February 27, 2023, the Amended Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited [Docket No. 86];

l.

filed on February 27 and 28, 2023, the (i) Declaration of Richard A. Meier in Support of Debtor’s Memorandum of Law in Support of (I) Approval of Disclosure Statement, (II) Confirmation of the Amended Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited, and (III) Omnibus Reply to Objections Thereto [Docket No. 90] (the “Meier Declaration”); (ii) Declaration of Matthew Henry in Support of Debtor’s Memorandum of Law in Support of (I) Approval of Disclosure Statement, (II) Confirmation of the Amended Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited, and (III) Omnibus Reply to Objections Thereto [Docket No. 88] (the “Henry Declaration”); and (iii) Declaration of Jeremy Matican in Support of Debtor’s Memorandum of Law in Support of (I) Approval of Disclosure Statement, (II) Confirmation of the Amended Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited, and (III) Omnibus Reply to Objections Thereto [Docket No. 85] (the “Matican Declaration”);

m.

filed on February 28, 2023, the Notice of Adjournment of Combined Hearing on (I) Approval of Disclosure Statement and (II) Confirmation of the Amended Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited [Docket No. 91];

[4]	As of the date hereof, the Debtor has received approximately 135 Opt-Out Forms.

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n.	filed on March 5, 2023, the Notice of Filing Amended Plan Supplement to the Prepackaged Chapter 11 Plan of Rockley Photonics Holdings Limited [Docket No. 106] (the “First Amended Plan Supplement”);

o.

filed on March 5, 2023, the Supplemental Opt-Out Declaration of Craig E. Johnson of Kroll Restructuring Administration LLC Regarding the Distribution, Submission, and Tabulation of Opt-Out Forms Returned on the Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited (“Supplemental Opt-Out Declaration,” and together with the Initial Opt-Out Declaration and the Initial Voting Declaration, the “Voting Declarations”);

p.

filed on March 7, 2023, the Supplemental Declaration of Richard A. Meier in Support of (I) Approval of Debtor’s Disclosure Statement, (II) Confirmation of the Amended Prepackaged Chapter 11 of Reorganization of Rockley Photonics Holdings Limited, (III) Omnibus Reply to Objections Thereto, and (IV) Reply to Investor Group’s Confirmation Objection (Correcting Docket No. 113) [Docket No. 128] (“Supplemental Meier Declaration,” and, together with the Meier Declaration, the Henry Declaration, and the Matican Declaration, the “Confirmation Declarations”);

q.

filed on March 7, 2023, the March 1 Valuation Analysis as Exhibit D to the Declaration of Joshua D. Morse in Support of Debtors’ Opposition to Objecting Shareholders’ Motion in Limine to Exclude the Opinion and Testimony of Debtor’s Valuation Expert (the “Morse Declaration”) [Docket No. 121];

r.

filed on March 7, 2023, the Notice of Filing Second Plan Supplement to Prepackaged Chapter 11 Plan of Rockley Photonics Holdings Limited (“Second Amended Plan Supplement” and together with the Initial Plan Supplement and the First Amended Plan Supplement, and any further amendments thereto, the “Plan Supplement”);

s.	filed on March 7, 2023, the Plan;

t.	operated its business as debtor-in-possession during the Chapter 11 Case pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

AND WHEREAS, this Court has:

a.

reviewed the procedures regarding votes to accept or reject the Plan (the “Solicitation Procedures”) set forth in the Solicitation Procedures Motion, which the Court approved on January 26, 2023, when it entered the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing Plan and Disclosure Statement Objection and Reply Deadlines and Related Procedures, (III) Approving the Solicitation Procedures, (IV) Approving the Combined Hearing Notice, and (V) Granting Related Relief [Docket No. 25] (the “Solicitation Procedures Order”);

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b.	set February 23, 2023, at 5:00 p.m. (prevailing Eastern Time) as the deadline for filing objections to approval of the Disclosure Statement and confirmation of the Plan;

c.

set March 8, 9, and 10, 2022, at 10:00 a.m. (prevailing Eastern Time) as the dates and times for the combined hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Combined Hearings”);

d.

reviewed the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Brief, the Voting Declarations, the Confirmation Declarations, and all pleadings, exhibits, statements, responses, and comments regarding approval of the Disclosure Statement and Confirmation of the Plan, including all objections, statements, and reservations of rights filed by parties in interest on the docket of the Chapter 11 Case;

e.	held the Combined Hearings pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128 and 1129 of the Bankruptcy Code;

f.	heard the statements, arguments, and objections made by counsel in respect of approval of the Disclosure Statement and confirmation of the Plan (“Confirmation”);

g.	considered all testimony, documents, filings, and other evidence admitted at the Combined Hearings;

h.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and argument presented in this Chapter 11 Case; and

i.

overruled any and all objections to the approval of the Disclosure Statement and Confirmation and all statement and reservations of rights not consensually resolved or withdrawn, unless otherwise indicated herein.

NOW, THEREFORE, the Court having found that notice of the Combined Hearings and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation has been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and that the legal and factual bases set forth in the documents filed in support of Confirmation and all evidence proffered or adduced by counsel at the Combined Hearings establish just cause for the relief granted herein; and upon the record of the Combined Hearings and the representations made thereat; and after due deliberation thereon and good cause appearing therefor, this Court hereby makes and issues the following findings of fact and conclusions of law, and orders:

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FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions

1. The findings of fact and conclusions set forth herein and on the record of the Combined Hearings constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. If any of the following findings of fact constitute conclusions of law, they are adopted as such, and if any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.	Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2) and 1334(a))

2. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409, and this Court has jurisdiction over this Chapter 11 Case pursuant to 28 U.S.C. §§ 157 and 1334. Approval of the Disclosure Statement, including associated solicitation procedures approved in the Solicitation Procedures Order, and Confirmation are core proceedings pursuant to 28 U.S.C. § 157(b)(2)(L), and the Court has jurisdiction to determine whether the Disclosure Statement contains adequate information for purposes of section 1125 of the Bankruptcy Code. This Court has authority to enter a Final Order determining that the Disclosure Statement and Plan comply with the applicable provisions of the Bankruptcy Code and applicable law and should be approved and confirmed.

C.	Eligibility for Relief

3. The Debtor is an entity eligible for relief under section 109 of the Bankruptcy Code.

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D.	Commencement of the Chapter 11 Case

4. On the Petition Date, the Debtor filed a voluntary case under chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtor has operated its business as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No official committee, trustee or examiner has been appointed in the Chapter 11 Case.

E.	Judicial Notice

5. To the extent necessary, this Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of this Chapter 11 Case maintained by the Clerk of the Court or its duly appointed agent, including all pleadings and other documents filed, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of this Chapter 11 Case, including the Combined Hearings. Any resolutions of any objections explained on the record at the Combined Hearings are incorporated by reference.

F.	Notice of Transmittal of Solicitation Materials; Adequacy of Solicitation Notices

6. The transmittal and service of the Solicitation Package and the Notices of Non- Voting Status, including the Third Party Releases opt-out contained therein, the Combined Hearing Notice, and other materials distributed by the Debtor in connection with approval of the Disclosure Statement and Confirmation (collectively, the “Confirmation Materials”) as described in the Voting Declarations were (i) appropriate and satisfactory based upon the circumstances of this Chapter 11 Case, (ii) conducted in good faith, and (iii) in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, any other applicable rules, laws, and regulations, and the Solicitation Procedures Order. As evidenced by the Confirmation Hearing

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Notice Affidavit, the Debtor provided notice of the Disclosure Statement, the Plan, the Plan Supplement, the release, exculpation, and injunction provisions contained in the Plan, the Combined Hearings, the Objection Deadline, and any other applicable bar dates described in the Solicitation Procedures Order to all parties in interest in the Chapter 11 Case. Such notice was adequate, appropriate, sufficient, and satisfactory based upon the circumstances of this Chapter 11 Case and in compliance with the Bankruptcy Code, the Bankruptcy Rules, including Bankruptcy Rules 2002(b), 3016, 3017, 3019, and 3020(b), the Local Rules, the Solicitation Procedures, and the Solicitation Procedures Order. Additionally, as evidenced by the Publication Notice Affidavit and in accordance with the Solicitation Procedures Order, the Debtor timely published the Publication Notice in the national edition of the New York Times and the Financial Times. Because such transmittal and service was timely, adequate and sufficient under the facts and circumstances of this Chapter 11 Case, no other or further notice is necessary or required.

G.	Voting

7. On January 23, 2023, Craig E. Johnson of Kroll Restructuring Administration LLC (the “Claims, Noticing, and Solicitation Agent”) filed the Initial Voting Declaration. As evidenced thereby, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Solicitation Procedures.

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H.	Good-Faith Solicitation (11 U.S.C. § 1125(e))

8. Based on the record before the Court in this Chapter 11 Case, the Debtor and Prepetition Noteholders and each of their respective Related Parties have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and therefore are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code because they have complied with the applicable provisions of the Solicitation Procedures Order, the Solicitation Procedures, the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules in connection with all of their respective activities arising out of or relating to (i) the offer, issuance, sale, solicitation, and purchase of the securities offered, issued, sold, solicited, and purchased under the Plan with respect to the Reorganized Rockley Equity and the Prepetition Noteholder Private Placement, (ii) the execution and implementation of Exit Financing under the Exit Financing Agreements (as further amended, modified or supplemented), (iii) their participation in this Chapter 11 Case, and (iv) the activities described in section 1125 of the Bankruptcy Code.

I.	Approval of the Disclosure Statement

9. The Disclosure Statement contains (i) sufficient information necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, and (ii) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtor, the Plan, and the transactions contemplated therein.

J.	Voting Declarations

10. Only the Voting Classes were eligible to vote on the Plan. The Ballots used to solicit votes to accept or reject the Plan from Holders of Claims in the Voting Classes adequately addressed the particular needs of this Chapter 11 Case and were appropriate for Holders of Claims in the Voting Classes to vote to accept or reject the Plan. Holders of Claims and Interests in Classes 1, 2, 5, 6, 7 and 8 were unimpaired or impaired under the Plan and were not entitled to vote to accept or reject the Plan (collectively, the “Non-Voting Classes”). Thus, Holders of Claims and Interests in the Non-Voting Classes were conclusively presumed to have accepted, or deemed to have rejected, the Plan, as applicable. Based on the foregoing, and as evidenced by the Initial Voting Declaration, the Voting Classes have voted to accept the Plan in accordance with the requirements of sections 1124, 11226 and 1129 of the Bankruptcy Code.

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K.	Solicitation

11. The solicitation of votes on the Plan, as described in the Voting Declarations, complied with the Solicitation Procedures approved in the Solicitation Procedures Order, was appropriate and satisfactory based upon the circumstances of this Chapter 11 Case, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations, including, to the extent applicable, any applicable requirements and exemptions from the registration requirements under the Securities Act.

12. As set forth in the Initial Voting Declaration, the Solicitation Package was distributed to Holders of Claims in the Voting Classes as of January 11, 2023, which voting record date was approved by the Court in the Solicitation Procedures Order.

13. Under sections 1126(f) and 1126(g) of the Bankruptcy Code, the Debtor was not required to solicit votes from Holders of Claims and Interests in the Non-Voting Classes, each of which is conclusively presumed to have accepted, or deemed to have rejected, the Plan.

L.	Service of Opt-Out Form

The Notice of Non-Voting Status included the Opt-Out Form and instructions for opting out of the Third-Party Release (as defined below) through the submission of the Opt-Out Form to the Claims, Noticing, and Solicitation Agent for recording by the Objection Deadline. The process described in the Solicitation Procedures Order, the Solicitation Procedures, and the Confirmation Hearing Notice Affidavit that the Debtor and the Claims, Noticing, and Solicitation Agent followed to identify the relevant parties on which to serve the Notice of Non-Voting Status and to

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distribute the Opt-Out Forms was reasonably calculated to ensure that each of the Holders of Claims and Interests was informed of its ability to opt of the Third-Party Release and the consequences for failing to timely do so. Transmission and service of the Opt-Out Forms was timely, adequate, and sufficient under the facts and circumstances of this Chapter 11 Case. No other or further notice is or shall be required.

M.	Plan Supplement

14. The filing and notice of the Plan Supplement, and any modifications or supplements thereto, were proper and in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order, and no other or further notice is or shall be required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into, the Plan. Subject to the terms of the Plan, the Debtor may alter, amend, update, or modify the Plan Supplement before the Effective Date with the Prepetition Noteholders’ consent.

N.	Modifications to the Plan

15. Pursuant to section 1127 of the Bankruptcy Code, any modifications to the Plan since the commencement of solicitation, as described or set forth herein, or at the Combined Hearings, in the Plan Supplement, or in the Plan, as currently on-file with the Court, constitute technical changes or changes with respect to particular Claims made pursuant to the agreement of the Holders of such Claims and do not materially or adversely affect or change the treatment of any other Claims or Interests. Pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the Holders of Claims in the Voting Classes be afforded an opportunity to change previously cast acceptances or rejections to the Plan.

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16. This Confirmation Order contains or results in modifications to the Plan that were made to address objections and informal comments received from various parties in interest. The modifications to the Plan are consistent with the provisions of the Bankruptcy Code. The disclosure of any Plan modifications prior to or on the record at the Combined Hearings constitutes due and sufficient notice of any and all Plan modifications. The Plan as modified shall constitute the Plan submitted for Confirmation.

O.	Objections

17. All parties have had a fair opportunity to litigate all issues raised, or that might have been raised, in objection to approval of the Disclosure Statement and Confirmation. To the extent that any objections (formal or informal), reservations of rights, statements, or joinders to Confirmation have not been resolved, withdrawn, waived, adjourned, or settled prior to entry of this Confirmation Order or otherwise resolved herein or as stated on the record of the Combined Hearings, they are hereby overruled on the merits based on the record before this Court.

P.	Burden of Proof

18. As the proponent of the Plan, the Debtor has met its burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation.

Q.	Bankruptcy Rule 3016

19. The Plan is dated and identifies the Debtor as the proponent, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement satisfied Bankruptcy Rule 3016(b).

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R.	Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1))

20. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code.

a.

Proper Classification (11 U.S.C. § 1122). The Plan satisfies section 1122 of the Bankruptcy Code because it provides for the separate classification of Claims and Interests, each Claim and Interest in each Class is substantially similar to other Claims and Interests in such Class, valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and the classification complies with applicable provisions of the Bankruptcy Code.

b.

Designation, Specification and Treatment of Classes (11 U.S.C. §§ 1123(a)(1)-(3)). The Plan satisfies section 1123(a)(1)-(3) of the Bankruptcy Code because, in addition to Administrative Claims, Professional Fee Claims, and Priority Tax Claims which need not be classified, Article III of the Plan designates eight Classes of Claims and Interests, specifies the Classes of Claims and Interests that are unimpaired, and specifies the treatment of Claims and Interests that are impaired.

c.

No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan satisfies section 1123(a)(4) of the Bankruptcy Code because Article III of the Plan provides for equal treatment of all Claims and Interests within each Class, except to the extent that a Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

d.

Implementation of the Plan (11 U.S.C. § 1123(a)(5)). The Plan satisfies section 1123(a)(5) of the Bankruptcy Code because the Plan, together with the Plan Documents (as defined herein), including the Plan Supplement, provide adequate and proper means for implementing the Plan, including: (i) issuance of Reorganized Rockley Equity under the Plan and the Prepetition Noteholder Private Placement (the “Private Placement”); (ii) entry into the Exit Financing; (iii) distributions to Holders of Allowed Claims; (iv) consummation of the Restructuring Transactions; (v) cancellation of certain existing agreements, obligations, instruments and Interests; (vi) adoption of a Management Incentive Plan; (vii) adoption of new organizational documents to govern the Reorganized Debtor and appointment of its initial board of directors; (viii) assumption of Compensation and Benefit Programs; (ix) the compromise or settlement of Claims, Interests, and Causes of Action; (x) preservation of Causes of Action by the Reorganized Debtor; (xi) concurrent proceedings in the Cayman Islands to oversee and implement the Restructuring Transactions contemplated under the Plan; (xii) assumption or rejection of Executory Contracts and Unexpired Leases to which the Debtor is a party; and (xiii) various discharges, releases, injunctions and exculpations.

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e.

Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)). The Plan satisfies section 1123(a)(6) of the Bankruptcy Code because it prohibits the issuance of non-voting equity securities and provides that any New Governance Document (amended or amended and restated) must prohibit issuance of such equity securities in accordance with 1123(a)(6).

f.

Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)). The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code because the Plan Supplement discloses the individuals who will serve as the Reorganized Debtor’s officers and directors and the Plan and New Governance Documents, as applicable, are consistent with the interests of all creditors and equity security holders and with public policy regarding the manner and selection of the Reorganized Debtor’s officers and directors.

g.

Additional Plan Provisions (11 U.S.C. § 1123(b)). The additional provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code and, therefore, are consistent with section 1123(b) of the Bankruptcy Code.

h.

Impairment/Unimpairment of Claims or Interests (11 U.S.C. § 1123(b)(1)). As contemplated by section 1123(b)(1) of the Bankruptcy Code, pursuant to the Plan, Classes 1, 2, 5, and 6 are unimpaired, and Classes 3, 4, 7, and 8 are impaired.

i.

Assumption and Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). Articles IV.K and V.A of the Plan provide for the assumption of certain Executory Contracts and Unexpired Leases, to which the Debtor is a party, as set forth in the Assumed Executory Contract and Unexpired Lease List or the Rejected Executory Contract and Unexpired Lease List included in the Plan Supplement and pursuant to sections 365 and 1123 of the Bankruptcy Code.

j.

Compromise, Settlement & Retention of Claims (11 U.S.C. §§ 1123(b)(3)(A)-(B)). As contemplated by sections 1123(b)(3)(A)-(B) of the Bankruptcy Code, Article VIII.D of the Plan provides for the release of certain Claims and Causes of Action owned by the Debtor, and Article IV.O of the Plan preserves the Reorganized Debtor’s rights to commence, pursue and settle any and all retained Causes of Action, whether arising before or after the Petition Date, including any actions enumerated in the Schedule of Retained Causes of Action in the Plan Supplement.

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k.

Other Appropriate Provisions (11 U.S.C. § 1123(b)(5)-(6)). As permitted by section 1123(b)(5), the Plan modifies the rights of holders of claims or interests in the Impaired Classes (Classes 3, 4, 7 and 8), and leaves unaffected the rights of holders of claims in the Unimpaired Classes (Classes 1, 2, 5 and 6). The Plan’s provisions are appropriate and consistent with Sections 1123(b)(5) and (6) of the Bankruptcy Code, including provisions relating to: (i) distributions to Holder of Claims, (ii) resolution of Disputed Claims and Interests, (iii) allowance of certain Claims, (iv) releases by the Debtor of certain parties, (v) releases by certain third parties, (vi) exculpation of certain parties, (vii) the injunction of certain Claims and Causes of Action to implement the discharge, release and exculpation provisions, and (viii) retention of this Court’s jurisdiction. The Plan therefore satisfies the requirements of sections 1123(b)(5) and (6) of the Bankruptcy Code.

l.

Cure of Defaults (11 U.S.C. § 1123(d)). Article V.D of the Plan provides for the satisfaction of Cure Claims under any Executory Contract and Unexpired Lease to be assumed under the Plan by payment in cash on the Effective Date, in the ordinary course of business, or as otherwise agreed by the parties to such contracts or leases.

S.	The Debtor’s Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2))

21. The Debtor has complied with the applicable provisions of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, and 1128, and Bankruptcy Rules 3017, 3018, and 3019, except as otherwise provided or permitted by orders of the Court, as required by section 1129(a)(2) of the Bankruptcy Code. Specifically:

a.	the Debtor is eligible to be a debtor under section 109 of the Bankruptcy Code and is a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;

b.	the Debtor has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.

the Debtor has complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Solicitation Procedures Order in transmitting the Confirmation Materials and related notices and in soliciting and tabulating the votes on the Plan.

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T.	Good Faith Proposal of the Plan (11 U.S.C. § 1129(a)(3))

22. The Debtor has proposed the Plan (including the Plan Documents (as defined herein) and all other documents necessary or appropriate to effectuate the Plan) in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, this Court has examined the totality of the circumstances surrounding this Chapter 11 Case and the formulation of the Plan. The good faith of the Debtor, the Prepetition Noteholders, the Prepetition Trustee, and the Exit Financing Parties is supported by the facts and record of this Chapter 11 Case, the Disclosure Statement, the Confirmation Declarations, and the record of the Combined Hearings. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtor’s Estate and effectuating a successful restructuring of the Debtor’s business. The Debtor, the Prepetition Noteholders, the Prepetition Trustee, and the Exit Financing Parties have negotiated and formulated the Plan (and the Plan Supplement) at arm’s length and in good faith. The Plan itself (and the Plan Supplement), and the process leading to its formulation, (i) provide independent evidence of the good faith of the Debtor, the Prepetition Noteholders, the Prepetition Trustee, and the Exit Financing Parties that negotiated the Plan (and the Plan Supplement), (ii) serve the public interest, and (iii) assure fair treatment of Holders of Claims and Interests. Further, the Plan’s classification, indemnification, settlement, discharge, exculpation, release, and injunction provisions have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(6), 1129 and 1142 of the Bankruptcy Code, and are each necessary for the Debtor to implement the Restructuring Transactions and consummate its value maximizing Plan. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

U.	Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4))

23. Any payment made or to be made under the Plan for services or for costs and expenses in, or in connection with, this Chapter 11 Case, or in connection with the Plan and incident to this Chapter 11 Case, has been or will be disclosed to the Court, and any such payment made before Confirmation is reasonable or is subject to the Court’s approval as reasonable if it is to be fixed after Confirmation, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

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V.	Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5))

24. In the Plan Supplement, the Debtor has disclosed the identity and affiliations of all persons proposed to serve on the New Board and the officers of the Reorganized Debtor as required by section 1123(a)(5)(i). To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer was also disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Governance Documents and other constituent documents of the Reorganized Debtor. The Plan also complies with section 1129(a)(5)(ii) of the Bankruptcy Code because the method of appointment of members of the New Board of the Reorganized Debtor was, is, and will be consistent with the interests of Holders of Claims and public policy. The proposed officers and directors for the Reorganized Debtor are qualified, and their appointment to, or continuance in, such roles is consistent with the interests of Holders of Claims and with public policy. Accordingly, the Debtor has satisfied section 1129(a)(5) of the Bankruptcy Code.

W.	No Rate Changes

25. Section 1129(a)(6) of the Bankruptcy Code is not applicable to this Chapter 11 Case. The Plan proposes no rate change, subject to the jurisdiction of any governmental regulatory commission.

X.	Best Interests of Holders Claims and Interests (11 U.S.C. § 1129(a)(7))

26. Each Holder of an Impaired Claim or Interest has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtor were to liquidate under chapter 7 of the Bankruptcy Code on such date.

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27. The liquidation analysis attached as Exhibit B to the Disclosure Statement (the “Liquidation Analysis”) and other evidence related thereto in support of the Plan that was proffered or adduced at or prior to the Combined Hearings, including in the Henry Declaration (i) are reasonable, persuasive, credible, and accurate as of the date(s) such analyses or evidence was prepared, presented, or proffered; (ii) used reasonable and appropriate methodologies and assumptions; (iii) have not been controverted by other evidence; and (iv) establish that Holders of Claims against and Interests in the Debtor will recover as much or more under the Plan on account of such Claim or Interest, as of the Effective Date, than the amount such Holder would receive if the Debtor were to liquidate under chapter 7 of the Bankruptcy Code. Accordingly, the Plan satisfies the “best interest of creditors” test under section 1129(a)(7) of the Bankruptcy Code.

Y.	Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8))

28. Classes 1, 2, 5 and 6 are unimpaired by the Plan pursuant to section 1124 of the Bankruptcy Code. Therefore, Holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Voting Classes, Classes 3 and 4, are impaired and have voted to accept the Plan. Classes 7 and 8 (together, the “Rejecting Classes”) are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and will not receive or retain any property on account of their Claims or Interests and, accordingly, such Claims or Interests are impaired and such Holders are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Thus, section 1129(a)(8) of the Bankruptcy Code is not satisfied; however, as described below, the Plan can nevertheless be confirmed over the deemed non-acceptance of the Rejecting Classes pursuant to section 1129(b) of the Bankruptcy Code.

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Z.	Treatment of Administrative Claims, Professional Fee Claims, Priority Tax Claims, Other Secured Claims, and Other Priority Claims (11 U.S.C. § 1129(a)(9))

29. The treatment of Administrative Claims, Professional Fee Claims, Priority Tax Claims, and Other Priority Claims pursuant to Article II of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code. Accordingly, the Debtor has satisfied the requirements of section 1129(a)(9) of the Bankruptcy Code.

AA.	Acceptance By at Least One Impaired Class of Claims (11 U.S.C. § 1129(a)(10))

30. Classes 3 and 4 are impaired Classes of Claims that voted to accept the Plan, determined without including any acceptance of the Plan by any insider. Accordingly, the Plan satisfies section 1129(a)(10) of the Bankruptcy Code.

BB.	Feasibility (11 U.S.C. § 1129(a)(11))

31. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The evidence supporting the feasibility of the Plan proffered or adduced at or prior to the Combined Hearings, including the financial projections set forth in Exhibit C of the Disclosure Statement and the Henry Declaration (i) are reasonable, persuasive, credible, and accurate as of the date(s) such analyses or evidence was prepared, presented, or proffered; (ii) used reasonable and appropriate methodologies and assumptions; (iii) have not been controverted by other evidence; (iv) establishes that the Plan is feasible and Confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or the Reorganized Debtor, and (v) establishes that the Debtor or the Reorganized Debtor, as applicable, will have access to sufficient funds and financial resources to enable them to meet their obligations under the Plan.

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CC.	Payment of Statutory Fees (11 U.S.C. § 1129(a)(12))

32. The Plan satisfies section 1129(a)(12) of the Bankruptcy Code because Article XII of the Plan provides that all fees payable pursuant to 28 U.S.C. § 1930(a)(6), together with any interest thereon pursuant to 31 U.S.C. § 3717, shall be paid by the Reorganized Debtor, as applicable, for each quarter (including a fraction thereof) until this Chapter 11 Case is converted, dismissed, or closed, whichever is earlier.

DD.	Retiree Benefits (11 U.S.C. § 1129(a)(13))

33. To the extent applicable, the Plan satisfies section 1129(a)(13) of the Bankruptcy Code because claims for costs and expenses of administration of this case under section 1114(e)(2) of the Bankruptcy Code are included in the definition of Administrative Claims and will be paid in full under Article II.A of the Plan.

EE.	Non-Applicability of Certain Sections (11 U.S.C. §§ 1129(a)(14)-(16))

34. Sections 1129(a)(14), 1129(a)(15) and 1129(a)(16) of the Bankruptcy Code do not apply to this Chapter 11 Case because the Debtor does not owe domestic support obligations, is not an individual, and is a moneyed, business, or commercial corporation.

FF.	Confirmation of Plan Over Non-Acceptance of Impaired Classes 11 U.S.C. § 1129(b)

35. The Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code notwithstanding that the requirements of section 1129(a)(8) have not been met because the Debtor has demonstrated by a preponderance of the evidence that the Plan (a) satisfies all of the other requirements of section 1129(a) of the Bankruptcy Code and (b) does not “discriminate unfairly” and is “fair and equitable” with respect to the Rejecting Classes.

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36. The Plan does not “discriminate unfairly” against Holders of Interests in the Debtor in Class 7 and Holders of Section 510(b) Claims in Class 8. The treatment of such Holders is proper because all similarly situated Holders of Claims and Interests will receive substantially similar treatment, and the Debtor has a valid rationale, as articulated in the Confirmation Brief, for the Plan’s classification scheme and the disparate treatment, if any, provided for different Classes including based on (i) the Debtor’s capital structure, prepetition debt documents and other definitive documents that control the rights of the Holders of Claims and Interests; and (ii) the Bankruptcy Code’s priority scheme.

37. The Plan is also “fair and equitable” as to each Rejecting Class because (i) no Interests or Claims junior to the Claims or Interests of the Rejecting Classes will receive or retain any property under the Plan based on such junior Interests or Claims and (ii) no holder of a Claim senior to the respective Rejecting Classes is receiving more than equal value on account of its Claim.

38. Therefore, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code and may be confirmed even if two impaired Classes are deemed to have rejected the Plan.

GG.	Only One Plan 11 U.S.C. § 1129(c)

39. The Plan is the only plan confirmed and therefore satisfies section 1129(c) of the Bankruptcy Code.

FF.	Principal Purpose of the Plan 11 U.S.C. § 1129(d)

40. The principal purpose of the Plan is not to avoid taxes or the application of section 5 of the Securities Act of 1933, and there has been no filing by any governmental unit asserting any such attempted avoidance. Therefore, the Plan satisfies section 1129(d) of the Bankruptcy Code.

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GG.	Not Small Business Case (11 U.S.C. § 1129(e))

41. This Chapter 11 Case is not a small business case, as that term is defined in the Bankruptcy Code. Thus, section 1129(e) of the Bankruptcy Code does not apply.

HH.	Satisfaction of Confirmation Requirements

42. Based on the foregoing and all other pleadings and evidence proffered or adduced at and prior to the Combined Hearings, the Plan and the Debtor, as applicable, satisfy all of the requirements for Confirmation set forth in section 1129 on the Bankruptcy Code.

II.	Valuation

43. The valuation analysis attached as Exhibit A to the Matican Declaration and Exhibit D (under seal) to the Morse Declaration (the “Valuation Analysis”) and the evidence adduced at the Combined Hearings and in the Valuation Analysis, including post-emergence enterprise value of the Reorganized Debtor, are reasonable and credible. All parties in interest have been given the opportunity to challenge the Valuation Analysis. The Valuation Analysis is reasonable, persuasive, and credible as of the date it was prepared, presented, or proffered, and uses reasonable and appropriate methodologies and assumptions.

JJ.	Plan Documents

44. The terms of the Plan, and all exhibits and schedules thereto, and all documents filed in connection with the Plan (including the Plan Supplement) or executed or to be executed in connection with the transactions contemplated by the Plan, including the Restructuring Transactions, the New Governance Documents, the Exit Financing Documents, the Private Placement Documents, and all amendments and modifications to any of the foregoing made pursuant to the provisions of the Plan governing such amendments and modifications (collectively, the “Plan Documents”) are incorporated by reference, are approved in all respects, and constitute an integral part of this Confirmation Order.

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KK.	Binding and Enforceable

45. The Plan and the Plan Documents have been negotiated in good faith and at arm’s length and, subject to the occurrence of the Effective Date, shall bind any Holder of a Claim or Interest and such Holder’s respective successors and assigns, whether or not the Claim or Interest is impaired under the Plan, whether or not such Holder has accepted the Plan, and whether or not such Holder is entitled to a distribution under the Plan. The Plan and the Plan Documents constitute legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms. Pursuant to section 1142(a) of the Bankruptcy Code, the Plan and the Plan Documents shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

LL.	The New Governance Documents and Related Issuance of Reorganized Rockley Equity

46. The New Governance Documents and the issuance of Reorganized Rockley Equity in connection therewith are an essential element of the Plan and are critical to the overall success and feasibility of the Plan. The New Governance Documents are in the best interests of the Debtor, its Estate, and Holders of Claims and Interests. The Debtor has exercised reasonable judgment in determining to enter into or file, as applicable, the New Governance Documents and has provided sufficient and adequate notice of the materials terms of the New Governance Documents, which were filed in the Plan Supplement. The terms and conditions of the New Governance Documents are fair and reasonable, and the New Governance Documents were negotiated in good faith and at arm’s length by the Debtor and the Prepetition Noteholders, and any fees, indemnities, expenses and other amounts paid in connection with the New Governance Documents or the related issuance of Rockley Reorganized Equity are deemed to have been issued and made in good faith.

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MM.	The Private Placement Documents and Related Issuance of Reorganized Rockley Equity

47. The Private Placement Documents and the issuance of Reorganized Rockley Equity in connection therewith are an essential element of the Plan and are critical to the overall success and feasibility of the Plan. The Private Placement Documents are in the best interests of the Debtor, its Estate, and Holders of Claims and Interests. The Debtor has exercised reasonable judgment in determining to enter into or file, as applicable, the Private Placement Documents and has provided sufficient and adequate notice of the material terms of the Private Placement Documents, which were filed in the Plan Supplement. The terms and conditions of the Private Placement Documents are fair and reasonable, and the Private Placement Documents were negotiated in good faith and at arm’s length by the Debtor and the Prepetition Noteholders, and any fees, indemnities, expenses and other amounts paid in connection with the Private Placement Documents or the related issuance of Rockley Reorganized Equity are deemed to have been issued and made in good faith.

NN.	Exit Financing

48. The Exit Financing is an essential element of the Plan and is critical to the overall success and feasibility of the Plan. Entry into the Exit Financing Documents is in the best interests of the Debtor, its Estate, and Holders of Claims against and Interests in the Debtor and its Estate and is necessary for Confirmation and consummation of the Plan. The Debtor has exercised reasonable judgment in determining to enter into or file, as applicable, the Exit Financing Documents and has provided sufficient and adequate notice of the material terms of the Exit Financing Documents, which were filed in the Plan Supplement. The terms and conditions of the

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Exit Financing Documents included in the Plan Supplement are fair and reasonable and were negotiated in good faith and at arm’s length by the Debtor and the Prepetition Noteholders, and any fees, indemnities, expenses and other amounts paid in connection with the Exit Financing Documents are deemed to have been made in good faith. All other contracts, instruments, agreements, and documents to be executed in connection with the Exit Financing Documents, and any credit extended to the Reorganized Debtor pursuant to the Exit Financing Documents, is deemed to have been extended, issued, and made in good faith and for legitimate business purposes and is deemed not to constitute a fraudulent conveyance or fraudulent transfer (or a voidable transaction) under the Bankruptcy Code or any other applicable law. On the Effective Date, all Liens and security interests granted pursuant to, or in connection with, the Exit Financing Documents (i) shall be valid, binding, perfected, enforceable first priority Liens and security interests in the property subject to a security interest granted by the Reorganized Debtor pursuant to the Exit Financing Documents established in respect thereof under applicable nonbankruptcy law and any applicable intercreditor agreements, and (ii) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination. The obligations, guarantees, mortgages, pledges, Liens and other security interests granted pursuant to or in connection with the Exit Financing are granted in good faith, for good and valuable consideration and for legitimate business purposes as an inducement to the lenders to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance or recharacterization.

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OO.	Vesting of Assets

49. Except as otherwise provided in the Plan, the Plan Documents or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in the Estate, all Retained Causes of Action, all Executory Contracts and Unexpired Leases assumed by the Debtor, and any property acquired by the Debtor under the Plan, including Interests held by the Debtor in non-Debtor affiliates, shall, pursuant to the Plan, vest in the Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Financing Documents, and Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, as applicable) unless expressly provided by the Plan or Confirmation Order. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action, without supervision or approval by this Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

PP.	Executory Contracts and Unexpired Leases

50. The Debtor has exercised sound business judgment in determining whether to reject, assume, or assume and assign each of its Executory Contracts and Unexpired Leases pursuant to section 365 and 1123(b)(2) of the Bankruptcy Code, Article V of the Plan, and as set forth in the Plan Supplement. Except as set forth herein or in separate orders entered by the Court relating to assumption of Executory Contracts or Unexpired Leases, consistent with the Plan Supplement, the Debtor set Cure Amounts in the Plan Supplement and has cured or provided adequate assurance that the Debtor or the Reorganized Debtor will cure defaults, if any, under each Executory Contract or Unexpired Lease assumed under the Plan.

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QQ.	Discharge, Compromise, Settlement, Release Exculpation and Injunction Provisions

51. The Court has jurisdiction under 28 U.S.C. § 1334(a) and (b) to approve the discharge, compromises, settlements, releases, exculpation, and injunctions set forth herein and in Article VIII of the Plan. Based on the record of this Chapter 11 Case and the evidence proffered or adduced at the Combined Hearings, the Court finds that the discharge, compromises, settlements, releases, exculpation, and injunctions set forth herein and in Article VIII of the Plan (as modified hereby) are consistent with sections 105(a) and 1123(b) of the Bankruptcy Code and applicable law. Further, the discharge, compromises, settlements, releases, exculpation, and injunctions set forth herein and in Article VIII of the Plan (as modified hereby) are integral components of the Plan. The discharge, compromises, settlements, releases, exculpation, and injunctions set forth herein and in Article VIII of the Plan (as modified hereby) are hereby approved and authorized in their entirety.

RR.	Debtor Release

52. The Debtor Release is reasonable and represents a valid exercise of the Debtor’s business judgment under Bankruptcy Rule 9019. The Debtor’s or Reorganized Debtor’s pursuit of any such claims against the Debtor Released Parties is not in the best interest of the Estate’s various constituencies because the costs involved would likely outweigh any potential benefit from pursuing such claims. The Debtor Release is fair and equitable and complies with the absolute priority rule.

53. The Debtor Release is also an integral part of the Plan and is in the best interests of the Debtor’s Estate as a component of the comprehensive restructuring set forth in the Plan. The Plan, including the Debtor Release, was negotiated before and after the Petition Date by sophisticated parties represented by able counsel and financial advisors. The Debtor Release is therefore the result of an arm’s length negotiation process and in the best interests of the Debtor’s Estate.

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54. The Debtor Release appropriately offers protection to parties that participated in the Debtor’s restructuring process. Specifically, the Debtor Released Parties under the Plan made significant concessions and substantial contributions to this Chapter 11 Case, including, as applicable, providing postpetition financing under the Cash Collateral Orders, providing new financing under the Exit Financing Documents, providing new capital under the Private Placement Documents, actively supporting this Chapter 11 Case and the Plan (including the Prepetition Noteholders’ agreement to exchange their prepetition secured debt for Reorganized Rockley Equity), and waiving substantial rights and Claims against the Debtor under the Plan (including the Prepetition Noteholders’ deficiency claims). The Debtor Release for the Debtor’s directors and officers, as applicable, is also appropriate because the Debtor’s directors and officers share an identity of interest with the Debtor, supported the Plan and this Chapter 11 Case, actively participated in meetings and negotiations during this Chapter 11 Case, and have provided other valuable consideration to the Debtor to facilitate the Debtor’s reorganization.

55. The scope of the Debtor Release is appropriately tailored to the facts and circumstances of this Chapter 11 Case. Considering, among other things, the value provided by the Released Parties to the Debtor’s Estate and the critical nature of the Debtor Release to the Plan, the Debtor Release is appropriate.

SS.	Third-Party Release

56. Article VIII.E of the Plan contains third party releases granted by the Releasing Parties (the “Third-Party Release”). The Third-Party Release is necessary and integral to the Plan, and provides finality for the Debtor, the Reorganized Debtor, and the Released Parties with respect to the Plan and the Reorganized Debtor. The Third-Party Release is consensual with respect to the Releasing Parties. The Releasing Parties were provided proper and sufficient notice

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of this Chapter 11 Case, the Plan, the Third-Party Release, and the Plan and Disclosure Statement Objection Deadline through service of the Solicitation Materials and distribution of the Ballots. No further notice is necessary. The Plan provides appropriate and specific disclosure with respect to the claims and the Causes of Action that are subject to the Third-Party Release, and no other disclosure is necessary. The Third-Party Release is specific in language, integral to the Plan, and given for substantial consideration.

TT.	Exculpation

57. The exculpation provision set forth in Article VIII.F of the Plan was proposed in good faith and is essential to the Plan. The record in this Chapter 11 Case fully supports the exculpation provision, which is appropriately tailored to protect the Exculpated Parties from inappropriate litigation and exclude actions determined by Final Order to have constituted actual fraud, willful misconduct, gross negligence, or a violation of the New York Rules of Professional Conduct.

UU.	Injunction

58. The injunction provisions set forth herein and in Article VIII.G of the Plan are appropriate to preserve and enforce the discharge and releases set forth in Articles VIII.B, VIII.C, VIII.D and VIII.E of the Plan, the exculpation provisions in Article VIII.F of the Plan, and the compromises and settlements implemented under the Plan, and issuance of the injunction is within the jurisdiction of this Court under 28 U.S.C. §§ 1334(a), 1334(b) and 1334(d).

VV.	Retention of Jurisdiction

59. Except as otherwise provided in any of the Plan Documents, the Court shall retain jurisdiction over this Chapter 11 Case and all matters arising out of or related to this Chapter 11 Case and the Plan, including the matters set forth in Article XI of the Plan.

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WW.	Waiver of Stay

60. Under the circumstances, it is appropriate to waive the 14-day stay imposed by Bankruptcy Rule 3020(e).

ORDER

BASED	ON THE FOREGOING, IT IS HEREBY ORDERED THAT:

A.	Findings of Fact and Conclusions of Law

61. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014.

B.	Eligibility for Relief

62.	The Debtor was and is eligible for relief under section 109 of the Bankruptcy Code.

C.	Combined Hearings on Approval of Disclosure Statement and Confirmation of Plan

63. It was appropriate to hold the Combined Hearings on the Debtor’s request for approval of the Disclosure Statement and Confirmation of the Plan under sections 105(d)(2)(B)(vi) and 1125(g) of the Bankruptcy Code, and Bankruptcy Rule 3018(b).

D.	Approval of the Disclosure Statement

64. The Disclosure Statement is approved in all respects as containing “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) in accordance with section 1125 of the Bankruptcy Code. Any and all objections and reservations of rights to the Disclosure Statement that have not been withdrawn, waived, or resolved prior to the Combined Hearings are hereby overruled on the merits.

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E.	Confirmation

65. The Plan, together with the other Plan Documents, are hereby confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan Documents are incorporated by reference into, and are an integral part of, the Plan and this Confirmation Order, and are authorized and approved. The Debtor is authorized to implement and consummate the Plan, including taking all actions necessary, advisable, or appropriate to finalize the Plan Documents and to effectuate the Plan and the Restructuring Transactions, without further authorization except as may be expressly required by the Plan or this Confirmation Order.

F.	Objections

66. All objections, responses, reservations, statements, and comments to the Plan, other than those resolved, adjourned, or withdrawn with prejudice prior to, or on the record at, the Combined Hearings, are overruled on the merits in all respects. All withdrawn objections, if any, are deemed withdrawn with prejudice. All objections to Confirmation not filed and served prior to the deadline for filing objections to the Plan set forth in the Combined Hearing Notice, if any, are deemed waived and will not be considered by the Court.

G.	Deemed Acceptance of the Plan as Modified

67. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to accept the Plan as amended or modified. No Holder of a Claim or Interest shall be permitted to change its vote as a consequence of the Plan modifications. All modifications to the Plan are hereby approved pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

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H.	Plan Implementation

68. General Authorization. The transactions described in the Plan, the Plan Documents, and this Confirmation Order, including the Restructuring Transactions, are hereby approved. Whether prior to, on or after the Effective Date, as applicable, and without any further order of the Court, other authority, or corporate action, the Debtor or the Reorganized Debtor, as applicable, and their respective directors, managers, officers, employees, members, agents, attorneys, financial advisors, and investment bankers, are authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code and other applicable nonbankruptcy law to, and shall, (i) grant, issue, execute, deliver, file, or record any agreement, document, or security, and the documents contained in the Plan or the Plan Documents (as modified, amended, and supplemented pursuant to the provisions of the Plan governing such modifications, amendments, and supplements), or any other documents related thereto, and (ii) take any action necessary, advisable, or appropriate to implement, effectuate, and consummate the Plan, the Plan Documents, or this Confirmation Order, in accordance with their terms.

69. All actions taken or to be taken shall be deemed to have been authorized and approved by this Court without further approval, act, or action under any applicable law, order, rule, or regulation, including, among other things, (a) all transfers of assets that are to occur pursuant to the Plan, the Plan Documents, or this Confirmation Order; (b) the incurrence of all obligations contemplated by the Plan, the Plan Documents, or this Confirmation Order and the making of all distributions under the Plan, the Plan Documents, or this Confirmation Order; (c) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the

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Debtor or the Reorganized Debtor that is to occur pursuant to the Plan, the Plan Documents, or this Confirmation Order, including in connection with the Exit Financing and issuance of Reorganized Rockley Equity under the Plan and the Private Placement; and (d) entering into any and all transactions, contracts, leases, instruments, releases, and other documents and arrangements permitted by applicable law, order, rule, or regulation, including the New Governance Documents (including any subscription agreements) and the Exit Financing Documents. The approvals and authorizations in this Confirmation Order are non-exclusive and are not intended to limit the authority of the Debtor or Reorganized Debtor, as applicable, or any officer or director thereof to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order pursuant to section 1142(b) of the Bankruptcy Code, whether before, on or after the Effective Date. Pursuant to section 1142 of the Bankruptcy Code, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions would require approval of the equity holders or directors (or any equivalent body) of the Debtor or the Reorganized Debtor, such approval shall be deemed to have occurred and shall be in effect from and after the Effective Date without any further action by the equity holders or directors (or any equivalent body) of the Debtor or the Reorganized Debtor. On the Effective Date, or as soon thereafter as is practicable, the Debtor or the Reorganized Debtor, as applicable, shall file any documents required to be filed to effectuate the terms of the Plan. Any or all documents contemplated herein shall be accepted by each of the respective filing offices and recorded, if required, in accordance with applicable law. All counterparties to any documents described in this paragraph are hereby directed to execute such documents as may be required or provided by such documents, without any further order of this Court.

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70. No Action. Pursuant to section 1142(b) of the Bankruptcy Code and other applicable law, this Confirmation Order shall constitute authorization for the Debtor or the Reorganized Debtor, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Plan Documents, this Confirmation Order, and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, the Plan Documents, or this Confirmation Order, and the respective directors, managers, stockholders, or members of the Debtor or the Reorganized Debtor, as applicable, shall not be required to take any actions in connection with the implementation of the Plan, the Plan Documents, or this Confirmation Order.

71. Management Incentive Plan. Following the Effective Date and in accordance with the Private Placement Agreement, the Reorganized Debtor may reserve a certain percentage of Reorganized Rockley Equity as determined by the New Board, on a fully diluted, fully distributed basis, for grants made from time to time to certain employees of the Reorganized Debtor.

I.	Binding Effect

72. Effective as of entry of this Confirmation Order and subject to the occurrence of the Effective Date, the Plan, the Plan Documents, and this Confirmation Order shall bind any Holder of a Claim or Interest and such Holder’s respective successors and assigns, whether or not: (a) the Claim or Interest is impaired under the Plan; (b) such Holder has accepted the Plan; (c) such Holder has failed to vote to accept or reject the Plan or voted to reject the Plan; (d) such Holder is entitled to a distribution under the Plan; (e) such Holder will receive or retain any property or interests in property under the Plan; and (f) such Holder has filed a Proof of Claim in this Chapter 11 Case. The Plan, the Plan Documents, and this Confirmation Order constitute legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms. Pursuant to section 1142(a) of the Bankruptcy Code, the Plan, the Plan Documents, and this Confirmation Order shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

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J.	Plan Classification Controlling

73. The terms of the Plan shall govern the classification of Claims and Interests for purposes of distributions to be made thereunder. The classification set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan: (a) were set forth thereon solely for the purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtor except for voting purposes. Subject to the terms and conditions of the Plan, all rights of the Debtor or the Reorganized Debtor, as applicable, to challenge, object to, or seek to reclassify Claims and Interests (other than Allowed Super Senior Notes Claims and Allowed Existing Notes Claims) are expressly reserved.

K.	Effective Date

74. Except as otherwise provided herein, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Documents, and this Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtor, the Reorganized Debtor, and any and all Holders of Claims against or Interests in the Debtor (irrespective of whether their Claims or Interests are presumed to have accepted or deemed to have rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor or the Reorganized Debtor.

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L.	Restructuring Transactions

75. The Debtor or the Reorganized Debtor, as applicable, are authorized to implement and consummate the Restructuring Transactions (as may be modified, amended, and supplemented pursuant to the provisions of the Plan governing such modifications, amendments, and supplements) pursuant to the Plan, the Plan Documents, and this Confirmation Order, and are authorized to execute and deliver all necessary documents or agreements required to perform their obligations thereunder. The Restructuring Transactions pursuant to the Plan and the Plan Documents are approved and authorized in all respects. The Debtor or the Reorganized Debtor, as applicable, are authorized and directed, without the need for any future corporate action, to take all actions necessary, appropriate, or desirable to enter into, implement, and consummate the contracts, instruments, releases, agreements, or other documents created or executed in connection with the Plan, the Plan Documents, and the Restructuring Transactions. In accordance with section 1142 of the Bankruptcy Code and applicable nonbankruptcy law, such actions may be taken without further action by stockholders, members, managers, directors, or partners.

M.	Restructuring Steps

76. On the Effective Date, the Debtor or the Reorganized Debtor, as applicable, are authorized and empowered to take any and all actions necessary or appropriate to (a) consummate the transactions contemplated under the Restructuring Steps Memorandum set forth in the Plan Supplement and pursuant to and in accordance with any of the Plan Documents, the Plan and this Confirmation Order, and (b) execute and deliver, perform under, consummate, and implement additional instruments and documents that may be reasonably necessary or desirable to consummate the Restructuring Steps.

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77. As of the Effective Date, and subject to the provisions of the Plan and this Confirmation Order, all persons and entities are hereby forever prohibited and permanently enjoined from taking any action that would adversely affect or interfere with the consummation of the Restructuring Transactions. For the avoidance of doubt, nothing contained in this paragraph or in this Confirmation Order is intended to limit, alter, amend, or modify any of the rights and duties of the parties under any of the Plan Documents.

N.	Distributions

78. All distributions pursuant to the Plan shall be made in accordance with Article VI of the Plan, and such methods of distribution are approved. The Reorganized Debtor shall have no duty or obligation to make distributions to any Holder of an Allowed Claim unless and until such Holder executes and delivers, in a form acceptable to the Reorganized Debtor, any and all documents applicable to such distributions in accordance with Article VI of the Plan.

O.	New Governance Documents and Issuance and Distribution of Reorganized Rockley Equity Under New Governance Documents

79. On the Effective Date, the Reorganized Debtor shall enter into the transaction documents and agreements contemplated by the New Governance Documents. The Court hereby (i) approves the New Governance Documents (including the transactions and agreements contemplated thereby) and all actions to be taken, undertakings to be made, obligations to be incurred by the Debtor or the Reorganized Debtor, as applicable, pursuant to the New Governance Documents and (ii) authorizes the Debtor or the Reorganized Debtor, as applicable, to (A) execute and deliver those documents and agreements necessary and appropriate to enter into the New Governance Documents and issue the Reorganized Rockley Equity and incur and pay any fees,

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indemnities, expenses and other payments provided for in the New Governance Documents; (B) enter into, perform under, and consummate the transactions contemplated by the New Governance Documents, including the issuance of Reorganized Rockley Equity; and (C) distribute and issue the Reorganized Rockley Equity in one or more issuances in accordance with the terms and conditions set forth in the Plan applicable to such distribution or issuance and the New Governance Documents, and any other documents, agreements or instruments evidencing or relating to such distribution or issuance, in each case without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the New Governance Documents). All of the shares or units of Reorganized Rockley Equity issued pursuant to the Plan and the New Governance Documents shall be duly authorized, validly issued, fully paid, and non-assessable.

80. Each distribution and issuance of the Reorganized Rockley Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Governance Documents, and any other documents, agreements or instruments evidencing or relating to such distribution or issuance, which terms shall bind each Entity receiving Reorganized Rockley Equity under the Plan, in each case without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the New Governance Documents). For the avoidance of doubt, the acceptance of Reorganized Rockley Equity by any Holder of an Allowed Super Senior Notes Claim or an Allowed Existing Notes Claim shall constitute such Holder’s agreement to be bound by the New Governance Documents, as each may be amended or modified from time to time in accordance with its terms.

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81. To the extent advisable or required under the Plan or applicable nonbankruptcy law, the Reorganized Debtor is authorized to file its New Governance Documents before, on or after the Effective Date with the applicable authorities in the state, province, or country of incorporation or formation in accordance with applicable corporate or formational laws of such state, province, or country of incorporation. After the Effective Date, the Reorganized Debtor may amend, amend and restate, supplement, or modify the New Governance Documents, and the Reorganized Debtor may file its certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the New Governance Documents and applicable law.

82. Notwithstanding anything to the contrary in the New Governance Documents, in accordance with section 1123(a)(6) of the Bankruptcy Code, the Debtor or the Reorganized Debtor, as applicable, is prohibited from issuing any non-voting equity securities under the Plan; provided, that the foregoing restriction (i) shall have no force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (ii) shall only have such force and effect for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Debtor; and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

P.	Private Placement Documents and Issuance and Distribution of Reorganized Rockley Equity Under Private Placement Documents

83. The Reorganized Debtor and the Prepetition Noteholders that elect to participate in the Private Placement (each, a “Private Placement Purchaser”) shall enter into the Private Placement Documents. The Court hereby (i) approves the Private Placement Documents, the issuance of Reorganized Rockley Equity, and all other actions to be taken, undertakings to be

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made, obligations to be incurred, and fees and expenses to be paid by the Debtor or the Reorganized Debtor, as applicable, pursuant to the Private Placement Documents, including the payment or reimbursement of any fees, indemnities and expenses under or pursuant to any such documents and agreements in connection therewith; and (ii) authorizes the Debtor or the Reorganized Debtor, as applicable, to (A) execute and deliver the Private Placement Documents and any other documents, agreements or instruments evidencing or relating to the distribution or issuance of Reorganized Rockley Equity under the Private Placement Documents, and incur and pay any fees, indemnities, expenses and other payments provided for in the Private Placement Documents; (B) enter into, perform under, and consummate the transactions contemplated by the Private Placement Documents; and (C) issue the Reorganized Rockley Equity in accordance with the terms of the Private Placement Documents without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Private Placement Documents and the New Governance Documents). All of the shares or units of Reorganized Rockley Equity issued pursuant to the Plan and the Private Placement Documents shall be duly authorized, validly issued, fully paid, and non-assessable.

84. The issuance of Reorganized Rockley Equity in connection with the Private Placement Documents will be governed by the terms of the Plan, Private Placement Documents, and the New Governance Documents, which terms shall bind each Entity receiving Reorganized Rockley Equity. For the avoidance of doubt, the acceptance of Reorganized Rockley Equity by any Private Placement Purchaser shall constitute such Private Placement Purchaser’s agreement to the Private Placement Documents and the New Governance Documents, in each case as may be amended or modified from time to time in accordance with its terms. Without limiting the

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foregoing, this Confirmation Order and the Plan (including any Plan Documents) shall be deemed sufficient and adequate notice of such terms, provisions, restrictions, and conditions to all Holders of Reorganized Rockley Equity, such that all such Holders shall be deemed to have actual knowledge thereof and shall be deemed to have acquired (whether on the Effective Date or from time to time thereafter) such Reorganized Rockley Equity subject to all such terms, provisions, restrictions, and conditions.

Q.	Securities Registration Exemption

85. All shares or units of Reorganized Rockley Equity issued under the Plan, the New Governance Documents, and the Private Placement Documents, as well as the Exit Financing issued under the Exit Financing Documents shall be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, to the extent not available, on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder (and in each case, on equivalent state law registration exemptions) and shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to or in connection with the offering, issuance, distribution, or sale of securities. The offering, issuance, and distribution of the Reorganized Rockley Equity under the Plan and the Private Placement Documents and the Exit Financing is authorized.

86. Under section 1145 of the Bankruptcy Code, the Reorganized Rockley Equity shall be freely tradeable by the recipients thereof, subject to (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (b) compliance with rules and regulations of the Securities and Exchange Commission (the “Commission”), if any, applicable at the time of any future transfer of such

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securities or instruments; (c) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Governance Documents and the Plan, as applicable; and (d) applicable regulatory approval, if any. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

87. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, the Depository Trust Company (“DTC”)) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including whether the initial sale and delivery by the issuer thereof to the Holder of an Allowed Super Senior Notes Claim or an Allowed Existing Notes Claim is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

88. On the Effective Date, the Reorganized Rockley Equity shall not be listed for public trading on any securities exchange, the Reorganized Debtor will not be a reporting company under the Securities Exchange Act of 1934, and the Reorganized Debtor shall not be required to file reports with the Commission or any other governmental entity.

R.	Retained Assets

89. To the extent that the retention by the Debtor or the Reorganized Debtor, as applicable, of assets held immediately prior to emergence in accordance with the Plan is deemed, in any instance, to constitute a “transfer” of property, such transfer of property to the Debtor, the or Reorganized Debtor, as applicable, (i) is or shall be a legal, valid, and effective transfer of property; (ii) vests or shall vest the Debtor or the Reorganized Debtor, as applicable, with good title to such property, free and clear of all Liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan, the other Plan Documents or this Confirmation Order; (iii) does not and shall not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law; and (iv) does not and shall not subject the Debtor or the Reorganized Debtor, as applicable, to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including by laws affecting successor or transferee liability.

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S.	Treatment of Executory Contracts and Unexpired Leases

90. The assumption of the Executory Contracts and Unexpired Leases listed on Exhibit A of the Plan Supplement (the “Assumed Executory Contract and Unexpired Lease List”) is hereby authorized. The Reorganized Debtor is also authorized to assume, and shall be deemed to have assumed, all other Executory Contracts or Unexpired Leases unless an Executory Contract or Unexpired Lease: (i) previously was assumed, assumed and assigned, or rejected by the Debtor; (ii) previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion to reject filed on or before the Effective Date; or (iv) is identified on the Rejected Executory Contract and Unexpired Lease List. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by any order of the Bankruptcy Court, including this Order, shall re-vest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as such terms may be modified by the provisions of the Plan or any order of this Court authorizing and providing for its assumption under applicable federal Law.

91. To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party(ies) thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, no Restructuring Transaction shall be deemed to violate the terms of any Unexpired Lease or Executory Contract assumed in connection with the Plan.

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92. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption, assumption and assignment, or cure amount related thereto (if any) will be deemed to have assented to such assumption, assumption and assignment, or cure amount.

93. Subject to the Debtor’s cure obligations, if any, under section 365 of the Bankruptcy Code, the assumption (or assumption and assignment) of any Executory Contract or Unexpired Lease pursuant to the Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Subject to the Debtor’s cure obligations, if any, under section 365 of the Bankruptcy Code, any Proofs of Claim filed with respect to an assumed Executory Contract or Unexpired Lease shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Court. Any disputed cure amount shall be determined in accordance with the procedures set forth in Articles V.C and V.D of the Plan, and applicable bankruptcy and nonbankruptcy law.

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94. The rejection of the Executory Contracts and Unexpired Leases on Exhibit B of the Plan Supplement and pursuant to the Plan or otherwise (the “Rejected Executory Contract and Unexpired Lease List”) is hereby authorized and shall not constitute a termination of preexisting obligations owed to the Debtor or the Reorganized Debtor, as applicable, under such Executory Contract or Unexpired Lease. Proofs of Claim with respect to Claims against the Debtor arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Court no later than thirty (30) days after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within such time will be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against the Debtor, the Reorganized Debtor, the Estate, or their property, without the need for any objection by the Reorganized Debtor or any other party in interest or any further notice to or action, order, or approval of this Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in the Schedules, if any, or a Proof of Claim to the contrary. Claims arising from the rejection of the Debtor’s Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.C.5 of the Plan.

95. On the Effective Date, this Order shall constitute a Final Order approving the assumptions, assumptions and assignments, and rejections, as applicable, of the Executory Contracts and Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Lease List, and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, nothing in this Confirmation Order or the Plan shall modify or amend any Executory Contract or Unexpired Lease, any amendment thereof or any guaranty thereof that is being assumed pursuant to the Plan and this Confirmation Order that has been duly executed by the Debtor or a third party, as applicable, on or before the date of the entry of this Confirmation Order.

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T.	Exit Financing

96. On the Effective Date, the Reorganized Debtor shall enter into the Exit Financing (the terms of which are set forth in the Exit Financing Documents). The Court hereby (i) approves the Exit Financing (including the Reorganized Debtor’s entry into the Exit Financing Documents and all other transactions and related agreements contemplated thereby) and all other actions to be taken, undertakings to be made, obligations to be incurred, and fees and expenses to be paid, including the payment or reimbursement of any fees, indemnities and expenses under or pursuant to any such documents and agreements in connection therewith, by the Debtor or the Reorganized Debtor, as applicable, pursuant to the Exit Financing Documents and (ii) authorizes the Debtor or the Reorganized Debtor, as applicable, to (A) execute and deliver those documents and agreements necessary and appropriate to implement the Exit Financing, including the Exit Financing Agreements and the other Exit Financing Document, and incur or pay any fees and expenses pursuant to the Exit Financing Documents; (B) enter into, perform under, and consummate the transactions contemplated by the Exit Financing Documents; and (C) distribute the proceeds of the Exit Financing in accordance with the terms and conditions of the Exit Financing Documents, in each case without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Financing Documents). On and as of the Effective Date, the Exit Financing Documents (including the Exit Financing proceeds distributed thereunder) shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtor, enforceable against the Reorganized Debtor and the other parties thereto, as applicable, in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance.

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97. On and as of the Effective Date, all Liens and security interests to be granted under the Exit Financing Documents shall (a) be deemed granted; (b) be legal, binding, and enforceable Liens on, and security interests in, the applicable collateral in accordance with the terms of the Plan and the Exit Financing Documents; (c) not be subject to recharacterization, equitable subordination or avoidance for any purposes whatsoever and shall not constitute preferential transfers or fraudulent transfers (or voidable transactions) under the Bankruptcy Code or any other applicable law; and (d) be deemed automatically perfected on the Effective Date and senior in priority to all other Liens, subject only to such Liens and security interests as may be permitted to be senior under the Exit Financing Documents. The Exit Financing Representative (or its designee) is authorized to file, with the appropriate authorities, financing statements, amendments thereto, or assignments thereof and other documents, including amendments or assignments thereof to evidence the Liens and security interests granted by the Exit Financing Documents. The Reorganized Debtor and the Persons granting such Liens and security interests are authorized to make all filings and recordings, and to obtain any governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, foreign or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and this Confirmation Order (it being understood that perfection shall occur automatically by virtue of this Confirmation Order, and any such filings, recordings, approvals and consents shall not be required) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, this Court’s retention of jurisdiction shall not govern the enforcement of the Exit Financing Documents, or any other documents executed in connection with the Exit Financing or any rights or remedies related thereto, such enforcement shall be dealt with in accordance with the provisions of the applicable Exit Financing Document.

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U.	Exemption From Transfer Taxes

98. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from the Debtor to the Reorganized Debtor or to any other Entity) of property under the Plan or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtor or the Reorganized Debtor (including any Exit Financing, Private Placement or Reorganized Rockley Equity); (ii) the Restructuring Transactions; (iii) the creation, modification, consolidation, termination, refinancing, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (iv) the making, assignment, or recording of any lease or sublease; or (v) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other

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documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

V.	Filing and Recording

99. This Confirmation Order is, and shall be, binding upon and shall govern the acts of all persons or entities including all filing agents, filing officers, title agents, title companies, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument. Each and every foreign, federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, advisable, or appropriate (including financing statements under the applicable uniform commercial code) to effectuate, implement, and consummate the transactions under the Plan.

W.	Tax Withholding

100. In accordance with the provisions of the Plan and subject to Article VI.D.8 of the Plan, to the extent applicable, the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Distribution Agent shall be authorized to take all actions

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necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms the Distribution Agent believes is reasonable and appropriate.

X.	Governmental Approvals Not Required

101. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

Y.	Insurance Policies and Agreements

102. Insurance policies issued to, or insurance agreements entered into by, the Debtor prior to the Petition Date (including, any policies covering directors’ or officers’ conduct) shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be Executory Contracts or Unexpired Leases, the Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of this Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtor existing as of the Confirmation Date with respect to each such insurance policy.

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Z.	Discharge of Claims and Termination of Interests; Compromise and Settlement of Claims, Interests and Controversies

103. Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Plan or this Confirmation Order, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtor), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees or officers of the Debtor prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest voted to accept or reject the Plan. This Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, and all actions taken to effectuate the Plan, including by any agent, shall be given the same effect as if such actions were performed under the applicable nonbankruptcy laws that govern the documents under which such agent was appointed.

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104. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019 and without any further notice to or action, order, or approval of the Court, after the Effective Date the Reorganized Debtor may compromise and settle Claims against, and Interests in, the Debtor and its Estate and Causes of Action against other Entities.

AA.	Releases, Injunction, Exculpation and Related Provisions Under the Plan

105. Except to the extent expressly modified by this Confirmation Order, the releases, injunctions, exculpations, and related provisions in Article VIII of the Plan are incorporated herein in their entirety, are hereby approved and authorized in all respects, are so ordered, and shall be immediately effective on the Effective Date without further order or action of this Court or any other party. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the release, discharge and injunction provisions of this Confirmation Order and the Plan shall not waive, discharge, release, impair or otherwise affect any debts or other obligations of any non- Debtor affiliate of the Debtor or the Reorganized Debtor.

106. Pursuant to Bankruptcy Rule 3020(c)(1), the following provision in Article VIII.G of the Plan will be immediately effective on the Effective Date:

EFFECTIVE AS OF THE EFFECTIVE DATE, PURSUANT TO SECTION 524(A) OF THE BANKRUPTCY CODE, TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, FOR OBLIGATIONS ISSUED OR REQUIRED TO BE PAID PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED, DISCHARGED, OR ARE SUBJECT TO EXCULPATION ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE

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DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTOR, THE REORGANIZED DEBTOR, THE EXCULPATED PARTIES, OR THE RELEASED PARTIES: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE EFFECTIVE DATE, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

UPON ENTRY OF THE CONFIRMATION ORDER, ALL HOLDERS OF CLAIMS AND INTERESTS AND THEIR RESPECTIVE RELATED PARTIES SHALL BE ENJOINED FROM TAKING ANY ACTIONS TO INTERFERE WITH THE IMPLEMENTATION OR CONSUMMATION OF THE PLAN. EXCEPT AS OTHERWISE SET FORTH IN THE CONFIRMATION ORDER, EACH HOLDER OF AN ALLOWED CLAIM OR ALLOWED INTEREST, AS APPLICABLE, BY ACCEPTING, OR BEING ELIGIBLE TO ACCEPT, DISTRIBUTIONS UNDER OR REINSTATEMENT OF SUCH CLAIM OR INTEREST, AS APPLICABLE, PURSUANT TO THE PLAN, SHALL BE DEEMED TO HAVE CONSENTED TO THE INJUNCTION PROVISIONS SET FORTH IN THIS ARTICLE VIII.G.

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107. Notwithstanding paragraph 106, nothing in the Plan shall be construed to release any non-Debtors from any Claims and Causes of Action held by Holders of Interests in the Debtor and Holders of General Unsecured Claims against the Debtor.

108. The injunction provisions in Article VIII.G of the Plan are (i) within the jurisdiction of this Court; (ii) necessary to preserve and enforce the releases in Articles VIII.C, VIII.D, and VIII.E of the Plan, the exculpation provisions in Article VIII.F of the Plan, and the compromises and settlements implemented under the Plan; and (iii) are narrowly tailored to achieve these purposes.

BB.	Post-Confirmation Notice

109. In accordance with Bankruptcy Rules 2002 and 3020(c), no later than seven (7) days after the Effective Date, the Debtor shall cause a notice of Confirmation and occurrence of the Effective Date, substantially in the form attached as Exhibit B (the “Notice of Confirmation and Effective Date”) to be served on all parties served with the Combined Hearing Notice by email or, to the extent the Claims, Noticing, and Solicitation Agent does not have a party’s email address on file, by U.S. first-class mail, postage prepaid.

110. The Notice of Confirmation and Effective Date will have the effect of an order of the Court, will constitute sufficient notice of entry of this Confirmation Order and occurrence of the Effective Date to filing and recording officers, and will be a recordable instrument notwithstanding any contrary provision of applicable nonbankruptcy law.

CC.	Cancelation of Liens; Surrender and Cancelation of Notes, Instruments, Certificates, and Other Documents Evidencing Claims

111. Except as otherwise provided in the Plan and Plan Documents (including without limitation the Exit Financing Documents), on the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to the Plan, all mortgages, deeds of trust,

54

Liens, pledges, charges, encumbrances related to any Claim or Interest, or other security interests against any property of the Estate, other than any Lien securing an Other Secured Claim that is Reinstated pursuant to the Plan, shall be fully released and discharged, subject to the consummation of the applicable distributions contemplated in the Plan. The Holders of such mortgages, deeds of trust, Liens, pledges, or Other Secured Claims (other than Other Secured Claims that are Reinstated pursuant to the Plan) shall be authorized and directed to release any collateral or other property of the Debtor (including any Cash collateral) held by such Holder and to take such actions as may be reasonably requested by the Debtor (or the Reorganized Debtor, as the case may be) to evidence the release of any Liens, including the execution, delivery, and filing or recording of such release documents as may be requested by the Debtor (or the Reorganized Debtor, as the case may be). Except to the extent otherwise provided in the Plan and Plan Documents (including without limitation the Exit Financing Documents), on the Effective Date, all notes, instruments, certificates, indentures and other documents evidencing Claims, including the Prepetition Notes Claims, shall be cancelled, the Prepetition Trustee on account of the Prepetition Notes Claims shall be automatically relieved of any further obligations under the Prepetition Notes Documents, and the obligations of the Debtor discharged in accordance with section 1141(d)(1) of the Bankruptcy Code; provided, however, that the Prepetition Notes Documents shall survive the Effective Date, shall not be subject to the releases set forth in Article VIII of the Plan, and shall continue in effect solely for the purposes of, with respect to the Prepetition Trustee, (i) allowing the Prepetition Trustee to receive distributions from the Debtor and to make further distributions to the applicable Holders of Claims (subject to any applicable charging liens), if applicable, and allowing such Holders to accept distributions on account of such Claims; (ii) maintaining, enforcing, and exercising any right or obligation to compensation

55

(including any fees and expenses), indemnification, exculpation, expense reimbursement, or contribution, or any other claim or entitlement that any Prepetition Trustee may have under the Prepetition Notes Documents or principle of law against any money or property distributed or allocable on account of such Claims and permitting any Prepetition Trustee to maintain, enforce and exercise its charging liens and priority of payment rights in connection with the foregoing; (iii) seeking compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the Prepetition Trustee in connection with the implementation of the Plan or this Confirmation Order; (iv) allowing the Prepetition Trustee to enforce its rights, claims, and interests against any Person or Entity that is not a Released Party; (v) preserving the right of the Prepetition Trustee to indemnification from the Debtor or any other Entity pursuant and subject to the terms of the applicable Prepetition Notes Documents, including for the purposes of and relating to any steps or actions taken by the Prepetition Trustee or documents, agreements, releases, or instruments entered into by the Prepetition Trustee in connection with the implementation of the Plan; (vi) permitting and directing the Prepetition Trustee to perform any functions that are necessary to effectuate any of the foregoing or any provisions of the Plan and this Confirmation Order; and (vii) preserving the Prepetition Trustee’s right to appear and be heard in the Chapter 11 Case or in any other proceeding before or in the Bankruptcy Court, including to enforce any obligations owed to the Prepetition Trustee under the Plan or Confirmation Order or under the Prepetition Notes Documents; provided, further, that all provisions in the Prepetition Notes Documents which by their own terms survive the termination, discharge, expiration or maturity thereof, shall also survive and continue in full force and effect. Holders of or parties to such cancelled notes, securities, instruments, certificates, and other documents will have no rights arising from or relating to such notes, securities, instruments, certificates, and other documents, or the cancellation thereof, except the rights provided for pursuant to this paragraph and the other provisions of the Plan.

56

DD.	U.S. Securities and Exchange Commission

112. As to the Commission, notwithstanding any language to the contrary in the Plan or this Confirmation Order, no provision thereof or hereof shall: (i) preclude the Commission from enforcing its police or regulatory powers; or (ii) enjoin, limit, impair or delay the Commission from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non-Debtor entity in any forum.

EE.	Effect of Confirmation Order and Other Orders

113. Unless expressly provided for herein, nothing in the Plan or this Confirmation Order shall affect any orders entered in this Chapter 11 Case pursuant to section 365 of the Bankruptcy Code or Bankruptcy Rule 9019.

FF.	Inconsistency

114. In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in this Confirmation Order). In the event of any inconsistency between any of the Plan, Plan Supplement, or the Disclosure Statement on the one hand, and this Confirmation Order on the other hand, this Confirmation Order shall control.

57

GG.	Injunctions and Automatic Stay

115. Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in this Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on this Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order), shall remain in full force and effect through and including the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

HH.	Authorization to Consummate

116. The Debtor is authorized to consummate the Plan and the Restructuring Transactions and finalize and implement the Plan Documents at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the Required Financing Parties under the Exit Financing Agreements) of the conditions precedent to consummation set forth in Article IX of the Plan.

II.	Substantial Consummation

117. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101(2) and 1127(b) of the Bankruptcy Code.

JJ.	Severability

118. Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Definitive Documents, are mutually dependent and non-severable. This Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Definitive Documents are: (i) valid and enforceable pursuant to their terms; (ii) integral to the Plan and may not be deleted or modified without the Debtor’s consent; and (iii) non-severable and mutually dependent.

58

KK.	Effect of Non-Occurrence of Effective Date

119. If the Effective Date does not occur with respect to the Debtor, the Plan shall be null and void in all respects, and nothing contained in the Plan, the Disclosure Statement, or this Confirmation Order shall (i) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtor; (ii) prejudice in any manner the rights of the Debtor, any Holders of Claims or Interests, or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking by the Debtor, any Holders, or any other Entity in any respect.

LL.	Debtor’s Actions Post-Confirmation Through the Effective Date

120. Until the Effective Date, the Debtor shall continue to operate its business as a debtor-in-possession, subject to the Court’s oversight as provided under the Bankruptcy Code, the Bankruptcy Rules, and this Confirmation Order and any order of the Court that is in full force and effect.

MM.	Reports

121. After the Effective Date, the Debtor has no obligation to file with this Court or serve on any parties reports that the Debtor was obligated to file under the Bankruptcy Code or a prior order of the Court, including monthly operating reports (except for any periods for which a monthly operating report was not filed before the Confirmation Date), ordinary course professional reports, and monthly or quarterly reports for Professionals; provided, however, that the Debtor shall continue to comply with the U.S. Trustee’s quarterly reporting requirements.

NN.	Conditions to Effective Date

122. The Plan shall not become effective unless and until the conditions in Article IX.B of the Plan have been satisfied or waived pursuant to Article IX.C of the Plan.

59

OO.	Waiver of Stay

123. Notwithstanding any Bankruptcy Rule (including Bankruptcy Rules 3020(e) and 6004(h)), this Confirmation Order is effective immediately and not subject to any stay, sufficient cause having been shown.

PP.	Modification of Plan Supplement

124. Subject to the terms of the Plan and this Confirmation Order, the Debtor is authorized to modify and amend the Plan Supplement through and including the Effective Date, and to take all actions necessary and appropriate to effectuate the transactions contemplated therein.

QQ.	Post-Confirmation Modification of the Plan

125. Subject to the terms of the Plan and this Confirmation Order, the Debtor is authorized to amend or modify the Plan (with the consent of the Required Financing Parties) at any time prior to the substantial consummation of the Plan, but only in accordance with section 1127 of the Bankruptcy Code and Article X.A of the Plan, without further order of this Court.

RR.	No Waiver/References to and Omissions of Plan Provisions

126. References to articles, sections, documents and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, document or provision nor constitute a waiver thereof, an such article, section, document or provision shall have the same validity, binding effect, and enforceability as every other article, section, document, or provision of the Plan, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

60

SS.	Reservation of Rights

127. The filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtor with respect to the Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtor, the Prepetition Noteholders, or any other Person with respect to Claims against and Interests in the Debtor.

TT.	Final Order

128. The provisions of Federal Rule of Civil Procedure 62, as applicable pursuant to Bankruptcy Rule 7062, and Bankruptcy Rule 3020(e) shall not apply to this Confirmation Order. The period in which an appeal with respect to this Confirmation Order must be filed shall commence immediately upon the entry of this Confirmation Order.

UU.	Local Rules 3021-1 and 3022-1

129. Pursuant to Local Rule 3021-1, the timetable for achieving substantial consummation of the Plan and entry of a final decree closing this Chapter 11 Case is as follows:

a.

Substantial Consummation of the Plan. The Debtor anticipates that the Effective Date and substantial consummation of the Plan will occur on March 10, 2023, or as soon as reasonably practicable thereafter.

b.

Distributions. Except as otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim on the Effective Date, on the next occurring Distribution Date after such Claim or Interest becomes an Allowed Claim or Allowed Interest) each Holder of an Allowed Claim or Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Interests (as applicable) in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a business day, then such payment or the performance of such act may be completed on the next succeeding business day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Interests, distributions on account of any such

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Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

c.

Resolution of Claims. The Reorganized Debtor, with the consent of the Required Financing Parties under the Exit Financing Agreements shall resolve Disputed Claims against the Debtor’s Estate consistent with the provisions of Article VII of the Plan.

d.

Post-Confirmation Status Reports. The Reorganized Debtor will file post- Confirmation disbursement and status reports every six (6) months until this Chapter 11 Case is closed by means of a final decree, converted to a case under chapter 7, or dismissed, whichever happens earlier.

e.

Motion for Final Decree. Consistent with Bankruptcy Rule 3022 and Local Rule 3022-1, within fourteen (14) days following the full administration of the Debtor’s Estate, the Reorganized Debtor will file, on notice to the U.S. Trustee, an application and a proposed order for a final decree.

VV.	Retention of Jurisdiction

130. Notwithstanding the entry of this Confirmation Order, from and after the Effective Date, this Court shall, to the fullest extent legally permissible, retain exclusive jurisdiction over this Chapter 11 Case and all matters arising under, arising out of, or related to, this Chapter 11 Case, including all matters listed in Article XI of the Plan or addressed by this Confirmation Order, as well as for the purposes set forth in section 1142 of the Bankruptcy Code.

Dated: March 10, 2023

New York, New York

/s/ Lisa G. Beckerman
HONORABLE LISA G. BECKERMAN UNITED STATES BANKRUPTCY JUDGE

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Exhibit A

Revised Second Amended Prepackaged Chapter 11 Plan of Reorganization

of Rockley Photonics Holdings Limited

Exhibit B

Notice of Confirmation and Effective Date

Exhibit A

Revised Second Amended Prepackaged Chapter 11 Plan of Reorganization

of Rockley Photonics Holdings Limited

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
In re: ROCKLEY PHOTONICS HOLDINGS LIMITED, Debtor.[1]	Chapter 11 Case No. 23-10081 (LGB)

REVISED SECOND AMENDED PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF ROCKLEY PHOTONICS HOLDINGS LIMITED

PILLSBURY WINTHROP

SHAW PITTMAN LLP

John A. Pintarelli

Dania Slim

Kwame O. Akuffo

Alana A. Lyman

31 West 52nd Street

New York, NY 10019-6131

Phone: (212) 858-1000

Fax: (212) 858-1500

john.pintarelli@pillsburylaw.com

dania.slim@pillsburylaw.com

kwame.akuffo@pillsburylaw.com

alana.lyman@pillsburylaw.com

Counsel for the Debtor and Debtor-in-Possession

PILLSBURY WINTHROP

SHAW PITTMAN LLP

Joshua D. Morse (admitted pro hac vice)

Jonathan Doolittle (admitted pro hac vice)

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Phone: (415) 983-1000

Fax: (415) 983-1200

joshua.morse@pillsburylaw.com

jonathan.doolittle@pillsburylaw.com

[1]	The last four digits of the Debtor’s federal identification number are 4526. The Debtor’s mailing address is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom WA14 2DT.

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES	2

A. Defined Terms	2

B. Rules of Interpretation	14

C. Computation of Time	15

D. Governing Law	15

E. Controlling Documents	16

F. Deemed Acts	16

ARTICLE II ADMINISTRATIVE AND PRIORITY CLAIMS	16

A. Administrative Claims	16

B. Professional Fee Claims	17

1. Professional Fee Escrow Account	17

2. Final Fee Applications and Payment of Professional Fee Claims	17

3. Professional Fee Escrow Amount	18

4. Post Confirmation Date Fees and Expenses	18

C. Priority Tax Claims	19

D. Statutory Fees	19

ARTICLE III CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS	19

A. Classification of Claims and Interests	19

B. Summary of Classification	20

C. Treatment of Classes of Claims and Interests	20

1. Class 1 — Other Secured Claims	20

2. Class 2 — Other Priority Claims	21

3. Class 3 — Super Senior Notes Claims	22

4. Class 4 — Existing Notes Claims	22

5. Class 5 — General Unsecured Claims	23

6. Class 6 — Intercompany Claims	24

7. Class 7 — Interests in the Debtor	24

8. Class 8 — Section 510(b) Claims	24

D. Special Provision Governing Unimpaired Claims	25

E. Elimination of Vacant Classes	25

F. Voting Classes; Deemed Acceptance by Non-Voting Classes	25

G. Subordinated Claims	25

H. Existing Subsidiary Interests	25

i

I. Controversy Governing Impairment	26

J. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	26

ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN	26

A. Restructuring Transactions	26

B. Sources of Consideration for Plan Distributions	27

1. Reorganized Rockley Equity	27

2. Exit Financing	27

3. Prepetition Noteholder Private Placement	28

4. Cash on Hand	29

C. Management Incentive Program	29

D. Exemption from Registration Requirements	29

E. Tax Returns	30

F. Corporate Existence	30

G. Corporate Action	30

H. Vesting of Assets in the Reorganized Debtor	31

I. Cancellation of Notes, Instruments, Certificates, and Other Documents	31

J. Section 1146(a) Exemption	32

K. Compensation and Benefit Programs	33

L. Effectuating Documents and Further Transactions	33

M. New Governance Documents	33

N. Directors and Officers	33

O. Preservation of Causes of Action	34

P. Payment of Certain Fees	34

Q. Reporting Company Requirements	35

R. Concurrent Cayman Restructuring Process	35

ARTICLE V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	35

A. Assumption of Executory Contracts and Unexpired Leases	35

B. Preexisting Obligations to the Debtor Under Executory Contracts and Unexpired Leases	36

C. Claims Based on Rejection of Executory Contracts or Unexpired Leases	36

D. Cure of Defaults and Objections to Cure and Assumption	37

E. Insurance Policies	38

F. Indemnification Provisions	39

G. Modifications, Amendments, Supplements, Restatements, or Other Agreements	39

H. Reservation of Rights	39

I. Nonoccurrence of Effective Date	40

J. Contracts and Leases Entered Into After the Petition Date	40

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS	40

A. Distributions on Account of Claims or Interests Allowed as of the Effective Date	40

B. Timing and Calculation of Amounts to Be Distributed	41

C. Distribution Agent	41

1. Rights and Powers of Distribution Agent	41

D. Delivery of Distributions	41

1. Delivery of Distributions in General	41

2. Record Date for Distributions	42

3. Special Rules for Distributions to Holders of Disputed Claims and Interests	42

4. No Fractional Distributions	42

5. Minimal Distributions	42

6. Unclaimed Distributions and Unclaimed Property	43

7. Manner of Payment	43

8. Compliance Matters	43

9. No Postpetition or Default Interest on Claims	43

10. Allocation Between Principal and Accrued Interest	43

11. Setoffs and Recoupment	44

12. Foreign Currency Exchange	44

13. Claims Paid or Payable by Third Parties	44

ARTICLE VII PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	45

A. Disputed Claims Process	45

B. Allowance of Claims	45

C. Claims Administration Responsibilities	46

D. Adjustment to Claims or Interests Without Objection	46

E. Reservation of Rights to Object to Claims	46

F. Estimation of Claims	46

G. Disputed and Contingent Claim Reserve	47

H. Disallowance of Claims	47

I. Amendments to Proofs of Claim or Interests	48

J. No Distributions Pending Allowance	48

K. Distributions After Allowance	48

ARTICLE VIII SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	48

A. Compromise and Settlement of Claims, Interests, and Controversies	48

B. Discharge of Claims and Termination of Interests	49

C. Release of Liens	49

D. Debtor Release	50

E. Third-Party Release	51

F. Exculpation	52

G. Injunction	53

H. Protection Against Discriminatory Treatment	54

I. Reimbursement or Contribution	54

J. Recoupment	54

K. Term of Injunctions or Stays	54

L. Document Retention	54

M. U.S. Securities and Exchange Commission	55

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	55

A. Condition Precedent to Confirmation	55

B. Conditions Precedent to the Effective Date	55

C. Waiver of Conditions to the Effective Date	57

D. Substantial Consummation	57

E. Effect of Non-occurrence of Conditions to Consummation	57

ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	57

A. Modification of Plan	57

B. Effect of Confirmation on Modification	57

C. Revocation or Withdrawal of Plan	58

ARTICLE XI RETENTION OF JURISDICTION	58

ARTICLE XII MISCELLANEOUS PROVISIONS	60

A. Binding Effect	60

B. Additional Documents	61

C. Statutory Fees	61

D. Notices	61

E. Reservation of Rights	62

F. Successors and Assigns	62

G. Entire Agreement	62
H. Non-severability	62
I. Plan Supplements and Exhibits	63
J. Good Faith Solicitation of Votes	63
K. Waiver/Estoppel	63

v

INTRODUCTION

Rockley Photonics Holdings Limited, as debtor and debtor-in-possession (the “Debtor”), proposes this prepackaged plan of reorganization for the resolution of the outstanding Claims against and Interests in the Debtor pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined have the meanings ascribed to such terms in Article I of the Plan.

The Debtor seeks to consummate the Restructuring Transactions on the Effective Date of the Plan. The Debtor is the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. This Plan is supported by the Prepetition Noteholders who collectively hold Super Senior Notes in aggregate principal amount of approximately $90.65 million and Existing Notes in aggregate principal amount of approximately $29.31 million.

Reference is made to the Disclosure Statement for a discussion of the Debtor’s history, businesses, results of operations, historical financial information, projections and future operations, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan.

Holders of Claims against and Interests in the Debtor should refer to the Disclosure Statement for a discussion of the Debtor’s history, business, properties, operations, historical financial information, projections of future operations, and risk factors, as well as a summary and description of the Plan, the Restructuring Transactions that the Debtor seeks to consummate on the Effective Date of the Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME,

GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

The following terms shall have the respective meanings specified below when used in capitalized form in the Plan.

1. “Administrative Claim” means a Claim against the Debtor for the costs and expenses of administration of the Chapter 11 Case arising on or prior to the Effective Date pursuant to sections 328, 330, or 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estate and operating the Debtor’s business; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estate pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

2. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

3. “Agreed Equity Value” means a total equity value of the Reorganized Debtor as of the Effective Date of $80 million.

4. “Allowed” means, with respect to any Claim against or Interest in the Debtor, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim or a request for payment of an Administrative Claim, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim or Interest allowed pursuant to the Plan or a Final Order of the Bankruptcy Court (including the Cash Collateral Orders); provided that, with respect to a Claim described in clauses (a) above, such Claim shall be considered Allowed only if, and to the extent that, with respect to such Claim, no objection to the allowance thereof is Filed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or if such an objection is so Filed and the Claim has been allowed by a Final Order. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtor may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable Law. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the Debtor or Reorganized Debtor, as applicable. “Allow” and “Allowing” shall have correlative meanings.

5. “Assumed Executory Contract and Unexpired Lease List” means the list, as determined by the Debtor or the Reorganized Debtor, as applicable, of certain Executory Contracts and Unexpired Leases to be assumed by the Reorganized Debtor pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time by the Debtor or Reorganized Debtor, as applicable, in accordance with the Plan, which list, if applicable, shall be included in the Plan Supplement; provided that such list shall be in form and substance acceptable to the Prepetition Noteholders.

6. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 510, 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code, and similar applicable non-bankruptcy Law.

7. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

8. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court having competent jurisdiction over the Chapter 11 Case, including, to the extent of the withdrawal of the reference under section 157 of the Judicial Code or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the Southern District of New York.

9. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Case, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

10. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

11. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable. All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

12. “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

13. “Cash Collateral Orders” means, collectively, the interim and final orders approving the Debtor’s consensual use of Cash Collateral, in each case, as entered by the Bankruptcy Court in the Chapter 11 Case.

14. “Cause of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, interest, guaranty, suit, obligation, liability, debt, damage, remedy, judgment, account, defense, offset, power, privilege, license, indemnity, guarantee, or franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or unaccrued, existing or hereinafter arising, fixed or contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in Law (or any applicable rule, statute, regulation, treaty, right, duty, or requirement), equity, contract, tort, or otherwise, or pursuant to any other theory of Law or otherwise, including any derivative claims, asserted or assertable on behalf of the Debtor, that the Debtor, its Estate, or the Reorganized Debtor would have been legally entitled to assert, in its own right (whether individually or collectively), or on behalf of the Holder of any Claim against, or Interest in, the Debtor or other Entity, or that could have been asserted on behalf of the Debtor, its Estate, or the Reorganized Debtor. For the avoidance of doubt, “Causes of Action” include: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by Law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of local, state, federal, or foreign Law, or breach of any duty imposed by Law or in equity, including securities Laws, negligence, and gross negligence; (c) any right to object to or otherwise contest Claims or Interests; (d) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any claim or defense, including fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any Avoidance Action.

15. “Cayman Petition” means the petition the Debtor will issue in the Grand Court of the Cayman Islands seeking the appointment of a restructuring officer to oversee / implement the Debtor’s proposed restructuring pursuant to the Plan.

16. “Cayman Proceeding” means the restructuring proceedings commenced by filing the Cayman Petition on or immediately after the Petition Date.

17. “Chapter 11 Case” means (a) when used with reference to the Debtor, the case pending for the Debtor in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

18. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, whether or not assessed or Allowed.

19. “Claims Objection Deadline” means the deadline to object to Claims, which shall be the later of (a) sixty (60) days after the Effective Date and (b) sixty (60) days after the Filing of the applicable Proof of Claim, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court.

20. “Claims, Noticing, and Solicitation Agent” means Kroll Restructuring Administration LLC, in its capacity as the claims, noticing, and solicitation agent in the Chapter 11 Case for the Debtor and any successors appointed by an order of the Bankruptcy Court.

21. “Claims Register” means the official register of Claims against the Debtor maintained by the Claims, Noticing, and Solicitation Agent.

22. “Class” means a class of Claims against, or Interests in the Debtor as set forth in Article III of the Plan in accordance with section 1122(a) of the Bankruptcy Code.

23. “Commission” means the U.S. Securities and Exchange Commission.

24. “Compensation and Benefits Programs” means, if any, the Debtor’s employee employment, wages, compensation, and benefits plans and policies, workers’ compensation programs, savings plans, retirement plans, healthcare plans, disability plans, policies, and guidelines, incentive and retention plans, life and accidental death and dismemberment insurance plans, and programs, including all retiree benefits as defined in section 1114 of the Bankruptcy Code, and all amendments and modifications thereto, applicable to any of the Debtor’s employees, former employees, retirees, non-employee directors, and other individual service providers, in each case existing with the Debtor immediately prior to the Effective Date; provided that any equity awards and associated equity award agreements held by any of the Debtor’s employees, former employees, retirees, non-employee directors, and other individual service providers under any equity plans shall not constitute a Compensation and Benefits Program.

25. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Case within the meaning of Bankruptcy Rules 5003 and 9021.

26. “Confirmation Date” means the date on which Confirmation occurs.

27. “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan.

28. “Confirmation Objection Deadline” means the deadline by which objections to confirmation of the Plan must be received by the Debtor and Filed on the Bankruptcy Court’s docket.

29. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

30. “Consummation” means the occurrence of the Effective Date.

31. “Cure Amounts” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) and other obligations required to cure any non-monetary defaults (the performance required to cure such non-monetary defaults and the timing of such performance will be described in reasonable detail in the Assumed Executory Contract and Unexpired Lease List) that is to be assumed by the Debtor pursuant to sections 365 or 1123 of the Bankruptcy Code; provided that if no Cure Amount is listed for any assumed Executory Contract or Unexpired Lease, the Cure Amount shall be $0.00.

32. “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon the Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by the Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

33. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtor and/or its Affiliates as of the Petition Date for liabilities against the Debtor’s current or former directors, managers, and officers, and all agreements, documents, or instruments relating thereto.

34. “Debtor” means Rockley Photonics Holdings Limited as debtor and debtor-in-possession in the Chapter 11 Case.

35. “Debtor Release” means the release granted by the Debtor and the Estate to the Released Parties as set forth in Article VIII.D of the Plan.

36. “Debtor Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtor; (b) the Reorganized Debtor; (c) each of the Prepetition Noteholders; (d) the Prepetition Trustee; (e) each of the Exit Financing Parties; (f) the Exit Financing Representative; and (g) each Related Party of each Entity set forth in clause (a) through this clause (g)

37. “Definitive Documents” means (a) the Plan and the Plan Supplement (and all exhibits, annexes, schedules, ballots, solicitation procedures, and other documents and instruments related thereto); (b) the Confirmation Order; (c) the Disclosure Statement and the order approving the same and the Solicitation Materials; (d) the Cash Collateral Orders; (e) the first day motions and all orders sought pursuant thereto; (f) the Exit Financing Documents; (g) any and all documentation required to implement, incur, issue, and distribute the Reorganized Rockley Equity, or the Exit Financing, including any material disclosure documents related thereto; (h) the New Governance Documents; and (i) any and all other material documents, deeds, agreements, filings, notifications, letters or instruments necessary or required to consummate the Restructuring Transactions (including any exhibits, amendments, modifications, or supplements made from time to time thereto), which shall, in each case, be consistent with this Plan; provided that such Definitive Documents shall be in form and substance acceptable to the Prepetition Noteholders.

38. “Disclosure Statement” means the disclosure statement for the Plan, as may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any other applicable Law.

39. “Disclosure Statement Order” means the order of the Bankruptcy Court approving, among other things, the Disclosure Statement (which order may be the Confirmation Order).

40. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a Proof of Claim or Proof of Interest or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to this Plan be a Disputed Claim.

41. “Distribution Agent” means the Reorganized Debtor or any Entity the Reorganized Debtor selects to make or to facilitate distributions in accordance with the Plan.

42. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtor or the Reorganized Debtor, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to Holders of Allowed Claims and Allowed Interests entitled to receive distributions under the Plan.

43. “Distribution Record Date” means, other than with respect to publicly-traded securities of the Debtor deposited with DTC, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Confirmation Date, or such other date as is announced by the Debtor or designated in a Final Order. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly-traded securities of the Debtor, the holders of which shall receive distributions in accordance with Article VI.D of the Plan and, as applicable, customary procedures of DTC.

44. “DTC” means The Depository Trust Company.

45. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.

46. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

47. “Estate” means the estate created on the Petition Date for the Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired by the Debtor after the Petition Date through and including the Effective Date.

48. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect or hereafter amended, and any rules and regulations promulgated thereunder.

49. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtor; (b) the Reorganized Debtor; (c) each of the Prepetition Noteholders; (d) each of the Exit Financing Parties; (e) the Prepetition Trustee; (f) the Exit Financing Representative; (g) each current and former Affiliate of each Entity in clause (a) through the following clause (h); and (h) each Related Party of each Entity in clause (a) through this clause (h).

50. “Executory Contract” means a contract or lease to which one or more of the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

51. “Existing Notes” means all Convertible Senior Secured Notes due 2026 issued under the Existing Notes Indenture.

52. “Existing Notes Claims” means any Claim arising under or related to the Existing Notes Indenture and the Existing Notes.

53. “Existing Notes Indenture” means that certain Indenture, dated as of May 27, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among the Debtor, the non-debtor guarantors party thereto comprising of all current and future direct and indirect subsidiaries of Debtor, other than immaterial subsidiaries; and the Existing Notes Trustee.

54. “Existing Notes Trustee” means Wilmington Savings Funds Society FSB, as trustee and collateral agent under the Existing Notes Indenture.

55. “Existing Subsidiaries” means the following direct and indirect wholly owned non- Debtor subsidiaries of the Debtor: (a) Rockley Photonics Limited; (b) Rockley Photonics Cayman Limited; (c) Rockley Photonics, Inc.; (d) Rockley Photonics OY; (e) Rockley Photonics Ireland; and (f) Rockley Photonics Hong Kong.

56. “Existing Subsidiary Interests” means the Debtor’s direct or indirect interests in the Existing Subsidiaries.

57. “Exit Financing Parties” means the financing parties providing the Exit Financing.

58. “Exit Financing” means the new approximately $20.9 million principal amount of senior secured debt issued to the Prepetition Noteholders under the Exit Financing Agreements, which will be convertible or issued with warrants.

59. “Exit Financing Documents” means, collectively, the Exit Financing Agreements, and any other related agreement, including any security agreement, guaranties, pledge or collateral agreement, note, deed of trust, mortgage, or other document (including UCC financing statements), instrument, contract, or agreement entered into or delivered with respect to, or in connection with, the Exit Financing, each of which shall be on terms and conditions acceptable to the Prepetition Noteholders.

60. “Exit Financing Agreements” means (x) the principal agreement governing the Exit Financing, that certain governing document, dated as of the Effective Date, between the Reorganized Debtor, non-debtor guarantors comprising of all current and future direct and indirect subsidiaries of the Reorganized Debtor, other than immaterial subsidiaries; and the Exit Financing Representative and (y) any warrants issued by the Reorganized Debtor, if applicable.

61. “Exit Financing Representative” means the trustee or administrative agent, as applicable, and collateral agent under the Exit Financing Agreement.

62. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Case with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Claims, Noticing, and Solicitation Agent.

63. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

64. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, reconsideration, or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument, reconsideration, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, reconsideration, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, reconsideration, or rehearing shall have been denied, or resulted in no modification of such order, and such time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument, reconsideration, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be filed relating to such order, shall not cause an order not to be a Final Order.

65. “General Unsecured Claim” means any Claim against the Debtor that is not Secured, and is not (a) an Administrative Claim; (b) a Professional Fee Claim; (c) a Secured Tax Claim; (d) an Other Secured Claim; (e) a Priority Tax Claim; (f) an Other Priority Claim; (g) a Super Senior Notes Claims; (h) an Existing Notes Claim; or (i) an Intercompany Claim; provided that General Unsecured Claims shall not include any Claim held by an Insider.

66. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

67. “Holder” means an Entity holding a Claim against or an Interest in the Debtor.

68. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

69. “Indemnification Provisions” means the provisions in place before or as of the Effective Date, whether in the Debtor’s bylaws, certificates of incorporation, limited liability company agreement, partnership agreement, management agreement, other formation or organizational document, board resolution, indemnification agreement, contract, or otherwise providing the basis for any obligation of the Debtor as of the Effective Date to indemnify, defend, reimburse, or limit the liability of, or to advance fees and expenses to, the Debtor’s’ current directors, managers, officers, members, employees, attorneys, accountants, investment bankers, and other professionals.

70. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

71. “Intercompany Claim” means any Claim against the Debtor that is held by the Existing Subsidiaries.

72. “Interest” means any common stock, ordinary share, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in the Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in the Debtor.

73. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

74. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

75. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

76. “Management Incentive Plan” has the meaning set forth in Article IV.C of the Plan.

77. “New Board” means the board of directors of the Reorganized Debtor selected by the Prepetition Noteholders in accordance with the New Governance Documents. The identity of each member of the New Board shall be set forth in the Plan Supplement.

78. “New Governance Documents” means any document that may be included with the Plan Supplement with respect to the governance of the Reorganized Debtor following the consummation of the Restructuring Transactions, which may be in the form of a term sheet, and any certificates of formation, charters, certificates or articles of incorporation, bylaws, operating agreements, shareholders’ agreements, limited liability company agreements or other applicable organizational documents or charter documents and other shareholder documents, each of which shall be on terms and conditions acceptable to the Prepetition Noteholders.

79. “Other Priority Claim” means any Claim against the Debtor, other than (a) an Administrative Claim, (b) a Professional Fee Claim, or (c) a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

80. “Other Secured Claim” means any Secured Claim against the Debtor, other than: (a) a Secured Tax Claim, (b) the Super Senior Notes Claims, or (c) the Existing Notes Claims.

81. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

82. “Petition Date” means January 23, 2023.

83. “Plan” means this Revised Second Amended Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited, pursuant to chapter 11 of the Bankruptcy Code and all exhibits, supplements, appendices, and schedules, as may be altered, amended, supplemented, or otherwise modified from time to time in accordance with Article X.A hereof, including the Plan Supplement (as altered, amended, supplemented, or otherwise modified from time to time), which is incorporated herein by reference and made part of the Plan as if set forth herein.

84. “Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, agreements, schedules, and exhibits to the Plan that will be Filed by the Debtor with the Bankruptcy Court prior to the Confirmation Hearing, and any amendments to the Plan Supplement Filed prior to the Effective Date, which may include the following, as applicable: (a) the New Governance Documents; (b) the members of the New Board; (c) the Assumed Executory Contracts and Unexpired Lease List, if any; (d) the Rejected Executory Contract and Unexpired Lease List, if any; (e) the Schedule of Retained Causes of Action; (f) the Private Placement Documents; (g) the Exit Financing Documents; and (h) the Restructuring Steps Memorandum, if any. The Debtor shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement through the Effective Date as set forth in this Plan, in each case with the prior written consent of the Prepetition Noteholders.

85. “Prepetition Noteholders” means each of the current Holders of the Prepetition Notes.

86. “Prepetition Notes” means, collectively, the Super Senior Notes and the Existing Notes.

87. “Prepetition Notes Claims” means collectively, the Super Senior Notes Claims and the Existing Notes Claims.

88. “Prepetition Notes Documents” means the documents governing the Prepetition Notes.

89. “Prepetition Trustee” means the Super Senior Notes Trustee and the Existing Notes Trustee.

90. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

91. “Prepetition Noteholder Private Placement” means the private placement of $20 million of Reorganized Rockley Equity at a 20% discount to Agreed Equity Value that will be conducted pursuant to the Private Placement Documents.

92. “Private Placement Documents” means the documents governing the Prepetition Noteholder Private Placement, which shall be included in the Plan Supplement; provided that such documents shall be in form and substance acceptable to the Prepetition Noteholders.

93. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

94. “Professional” means an Entity employed in the Chapter 11 Case pursuant to an order of the Bankruptcy Court in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code.

95. “Professional Fee Claim” means any Administrative Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professional from the Petition Date through and including the Effective Date to the extent such fees and expenses have not been paid or denied pursuant to an order of the Bankruptcy Court or higher court of competent jurisdiction. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

96. “Professional Fee Escrow Account” means an escrow account funded by the Debtor with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount.

97. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services in connection with the Chapter 11 Case prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtor as set forth in Article II.B.3 of the Plan.

98. “Proof of Claim” means a proof of Claim filed against the Debtor in the Chapter 11 Case.

99. “Proof of Interest” means a proof of Interest filed in the Chapter 11 Case.

100. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to a Claim or Interest, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

101. “Rejected Executory Contract and Unexpired Lease List” means, if applicable, the list as determined by the Debtor or the Reorganized Debtor, as applicable, of certain Executory Contracts and Unexpired Leases to be rejected by the Reorganized Debtor pursuant to the Plan, which list, as may be amended from time to time, shall be included in the Plan Supplement; provided that such list shall be in form and substance acceptable to the Prepetition Noteholders.

102. “Related Party” means, with respect to any Entity, and in each case solely in its capacity as such with respect to the Entity to which it is related, each of such Entity’s current and former, direct or indirect, directors, members, managers, officers, control persons, equity holders, partners, participants, managed accounts or funds, fund advisors or managers, investment managers, management companies, affiliates, predecessors, successors, assigns, subsidiaries, principals, employees, agents, trustees, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors; provided that with respect to the Debtor, its current and former equity holders shall not be included as Related Parties of the Debtor as used herein.

103. “Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtor; (b) the Reorganized Debtor; (c) each of the Prepetition Noteholders; (d) the Prepetition Trustee; (e) each of the Exit Financing Parties; (f) the Exit Financing Representative; and (g) each Related Party of each Entity in clause (c) through this clause (g);

104. “Releasing Parties” means, collectively, and in each case in its capacity as such, each of the Released Parties.

105. “Reorganized Debtor” means the Debtor, or any successor or assign thereto, as reorganized on the Effective Date in accordance with this Plan, whether by merger, consolidation, amalgamation, arrangement, continuance, restructuring, conversion, spinoff, reorganization, or otherwise.

106. “Reorganized Rockley Equity” means the common stock of Reorganized Debtor to be issued on the Effective Date pursuant to the Plan.

107. “Restructuring Expenses” means the reasonable and documented fees and expenses of the Prepetition Noteholders, Prepetition Trustee, and Exit Financing Representative, including the reasonable and documented fees and expenses of (a) Sidley Austin LLP, as counsel to the Prepetition Noteholders and the Exit Financing Parties; (b) Maples Group, as counsel to the Prepetition Noteholders; and (c) Chapman and Cutler LLP, as counsel to the Prepetition Trustee, and Exit Financing Representative.

108. “Restructuring Steps Memorandum” means the summary of transaction steps to complete the Restructuring Transactions contemplated by the Plan, which shall be included in the Plan Supplement.

109. “Restructuring Transactions” means the transactions described in Article IV.A of the Plan.

110. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtor that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time, to be included in the Plan Supplement; provided that such list shall be in form and substance acceptable to the Prepetition Noteholders.

111. “Secured Claim” means a Claim that is secured by a valid, perfected, and enforceable Lien on property in which any of the Debtor has an interest or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtor’ interest in such property or to the extent of the amount subject to valid setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

112. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

113. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

114. “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots.

115. “Section 510(b) Claim” means a Claim that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including, without limitation, a Claim arising from the rescission or purchase of a sale or security of the Debtor or an Affiliate of the Debtor, for damages arising from the purchase or sale of such security or for reimbursement or contribution on account of such Claim pursuant to section 502 of the Bankruptcy Code.

116. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

117. “Super Senior Notes” means all Convertible Senior Secured Notes due 2026 issued under the Super Senior Notes Indenture.

118. “Super Senior Notes Claims” means any Claim arising under or related to the Super Senior Notes Indenture and the Super Senior Notes.

119. “Super Senior Notes Indenture” means that certain Indenture, dated as of October 25, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among the Debtor, the non-debtor guarantors party thereto comprising of all current and future direct and indirect subsidiaries of Debtor, other than immaterial subsidiaries; and the Super Senior Notes Trustee.

120. “Super Senior Notes Trustee” means Wilmington Savings Funds Society FSB, as trustee and collateral agent under the Super Senior Notes Indenture.

121. “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not, imposed on the Debtor or Reorganized Debtor, as applicable, resulting from the Restructuring Transactions.

122. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.E of the Plan.

123. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of New York.

124. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or an Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtor of an intent to accept a particular distribution; (c) responded to the Debtor’ or the Reorganized Debtor’ requests for information necessary to facilitate a particular distribution; or (d) timely taken any other action necessary to facilitate such distribution.

125. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

126. “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

B.	Rules of Interpretation

For purposes of the Plan, except as otherwise provided herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions, provided, if applicable, that such contract, lease, instrument, release, indenture, or other agreement or document is in form and substance acceptable to the Prepetition Noteholders; (3) unless otherwise specified in the Plan, any reference herein to an existing document, schedule or exhibit, whether or not Filed, having been Filed, or to be Filed, shall mean that document, schedule, or exhibit, as it may thereafter have been or may thereafter be validly amended, amended and restated, supplemented, or otherwise modified, provided, if applicable, such document, schedule or exhibit is in form and substance acceptable to the Prepetition Noteholders; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (5) all references herein to “Articles” are references to Articles hereof or hereto; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan; (9) any capitalized term used herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (10) references to docket numbers of documents Filed in the Chapter 11 Case are references to the docket numbers under the Bankruptcy Court’s Case Management and Electronic Case Filing system; (11) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, to the extent applicable to the Chapter 11 Case; (12) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (13) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company Laws; (14) references to “corporate action”, “corporate structure” and other references to “corporate”, and “corporation” will, except as the context may otherwise require, be deemed to include other forms of entities as well; (15) any effectuating provisions may be interpreted by the Debtor, or after the Effective Date, the Reorganized Debtor, in its sole discretion in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, without waiver of the rights of any Entity and subject, in all cases, to the approval and consent rights of the Prepetition Noteholders set forth herein; (16) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; and (17) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of Law or procedure is supplied by federal Law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the Laws of the State of New York, without giving effect to the principles of conflict of Laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, documents, instruments, or contracts, in which case the governing Law of such agreement shall control); provided that corporate, limited liability company, or partnership governance matters relating to the Debtor or the Reorganized Debtor, as applicable, shall be governed by the Laws of the jurisdiction of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Controlling Documents

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan Supplement shall control. In the event of any inconsistency between any of the Plan, Plan Supplement, or the Disclosure Statement on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

F.	Deemed Acts

Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred by virtue of this Plan and/or Confirmation Order without any further act by any party.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	Administrative Claims

Except as otherwise specifically provided in the Plan, and except to the extent that a Holder of an Allowed Administrative Claim agrees to a less favorable treatment with respect to such Holder, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, on or as soon as is reasonably practicable after the date on which an order allowing such Administrative Claim becomes a Final Order; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of its business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim which shall constitute reinstatement of such Allowed Administrative Clam pursuant to Section 1124 of the Code; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtor or the Reorganized Debtor, as applicable; (5) if such Allowed Administrative Claim is an

Intercompany Claim but only to the extent that the Reorganized Debtor Reinstates any such Intercompany Claims under the terms of the Plan, in the ordinary course of its business after the Effective Date; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

B.	Professional Fee Claims

1.	Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtor shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estate, the Debtor, or the Reorganized Debtor.

The Professional Fee Claims shall be paid in full in Cash from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtor without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed on or prior to the first Business Day that is forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtor’s and the Reorganized Debtor’s obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account.

The funding of the Professional Fee Escrow Account in the Professional Fee Escrow Amount for Allowed Professional Fee Claims shall be funded from Cash on hand prior to the Effective Date.

3.	Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good faith estimate of their fees and expenses incurred in rendering services to the Debtor before and as of the Confirmation Date projected to be outstanding as of the anticipated Effective Date and shall deliver such estimate to the Debtor and the Prepetition Noteholders not later than three (3) Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtor shall estimate (in consultation with the Prepetition Noteholders) a reasonable amount of unbilled fees and expenses of such Professional, considering any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtor to determine the amount to be funded to the Professional Fee Escrow Account, provided that the Reorganized Debtor shall increase the amount of funds held in the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.	Post Confirmation Date Fees and Expenses

From and after the Confirmation Date, the Debtor, or the Reorganized Debtor, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses (including Restructuring Expenses) related to implementation of the Plan and Consummation incurred by the Debtor or the Reorganized Debtor, as applicable. After the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtor or the Reorganized Debtor, as applicable, shall pay, within ten (10) Business Days after submission of a detailed invoice to the Debtor or Reorganized Debtor, as applicable, and the Prepetition Noteholders such reasonable claims for compensation or reimbursement of expenses incurred by the retained professionals of the Debtor or the Reorganized Debtor, as applicable. If the Debtor, the Reorganized Debtor or Prepetition Noteholders, as applicable, dispute the reasonableness of any such invoice, the Debtor, Reorganized Debtor, or the Prepetition Noteholders, as applicable, or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved.

C.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will, at the option of the Debtor or Reorganized Debtor (with the consent of the Prepetition Noteholders), in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) receive Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or as soon as practicable thereafter or (ii) otherwise be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.	Statutory Fees

The Debtor or the Reorganized Debtor, as applicable, shall pay all U.S. Trustee quarterly fees under 28 U.S.C. § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtor’s or Reorganized Debtor’s business (or such amount agreed to with the U.S. Trustee or ordered by the Bankruptcy Court), for each quarter (including any fraction thereof) until the Chapter 11 Case is converted, dismissed, or closed, whichever occurs first. On and after the Effective Date, the Reorganized Debtor shall pay all such fees when due and payable and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

Except for the Claims addressed in Article II of this Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

B.	Summary of Classification

A summary of the classification of Claims against and Interests in the Debtor pursuant to the Plan is summarized in the following chart. All potential Classes with respect to the Debtor are set forth herein.

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3	Super Senior Notes Claims	Impaired	Entitled to Vote

4	Existing Notes Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

6	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept/Reject)

7	Interests in the Debtor	Impaired	Not Entitled to Vote (Deemed to Reject)

8	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

C.	Treatment of Classes of Claims and Interests

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the election of the Debtor (with the consent of the Prepetition Noteholders), either:

(i)	payment in full in Cash;

(ii)	delivery of the collateral securing such Allowed Other Secured Claim;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment (as acceptable to the Prepetition Noteholders) rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code,

in each case subject to all defenses or disputes the Debtor and the Reorganized Debtor may have with respect to such Claim; provided that, notwithstanding the foregoing, the Allowed amount of such Other Secured Claim shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the election of the Debtor (with the consent of the Prepetition Noteholders), either:

(i)

payment in full in Cash on the later of (A) the Effective Date and (B) the date such Allowed Other Priority Claim becomes payable in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Other Priority Claim; or

(ii)	such other treatment (as acceptable to the Prepetition Noteholders) rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code,

in each case subject to all defenses or disputes the Debtor and the Reorganized Debtor may have with respect to such Claim; provided that, notwithstanding the foregoing, the Allowed amount of such Other Priority Claim shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — Super Senior Notes Claims

(a)	Classification: Class 3 consists of all Super Senior Notes Claims.

(b)

Allowance: On the Effective Date, the Super Senior Notes Claims shall be Allowed, without avoidance, offset, reduction, subordination, recoupment, or deduction of any kind, in the aggregate principal amount of not less than $90.65 million plus accrued and unpaid interest, fees, costs, expenses, and other obligations, including reasonable and documented attorney’s fees, agent’s fees, and other obligations arising under or in connection with the Super Senior Notes Indenture and the Super Senior Notes.

(c)

Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Super Senior Notes Claim, each Holder of an Allowed Super Senior Notes Claim shall receive, on the Effective Date:

(i)

its Pro Rata share and interest in a distribution of Reorganized Rockley Equity (subject to dilution by the Management Incentive Plan and the Prepetition Noteholder Private Placement) which will constitute 75.82 % of Reorganized Rockley Equity;

(ii)	the right to purchase its Pro Rata share of $15.87 million of the Exit Financing;

(iii)	its Pro Rata share of $5.08 million of the Exit Financing; and

(iv)

the right to participate in the Prepetition Noteholder Private Placement to acquire its Pro Rata share of up to 75.82% of $20 million of Reorganized Rockley Equity at a 20% discount to Agreed Equity Value.

(d)	Voting: Class 3 is Impaired under the Plan. Therefore, Holders of Allowed Super Senior Notes Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 — Existing Notes Claims

(a)	Classification: Class 4 consists of all Existing Notes Claims.

(b)

Allowance: On the Effective Date, the Existing Notes Claims shall be Allowed, without avoidance, offset, reduction, subordination, recoupment, or deduction of any kind, in the aggregate principal amount of not less than $29.31 million, plus accrued and unpaid interest, fees, costs, expenses, and other obligations, including reasonable and documented attorney’s fees, agent’s fees, and other obligations arising under or in connection with the Existing Notes Indenture and the Existing Notes.

(c)

Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Existing Notes Claim, each Holder of an Allowed Existing Notes Claim shall receive, on the Effective Date:

(i)

its Pro Rata share and interest in a distribution of Reorganized Rockley Equity (subject to dilution by the Management Incentive Plan and the Prepetition Noteholder Private Placement) which will constitute 24.18% of Reorganized Rockley Equity; and

(ii)

the right to participate in the Prepetition Noteholder Private Placement to acquire its Pro Rata share of up to 24.18% of $20 million of Reorganized Rockley Equity at a 20% discount to Agreed Equity Value.

(d)	Voting: Class 4 is Impaired under the Plan. Therefore, Holders of Allowed Existing Notes Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 — General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed Claim or has been paid before the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each such Holder shall receive, at the election of the Debtor (with the consent of the Prepetition Noteholders):

(i)

payment in full in Cash of the amount of its Allowed General Unsecured Claim plus postpetition interest to the extent necessary under applicable law to render such Unsecured Claim Unimpaired on the later of (A) the Effective Date and (B) the date such Allowed General Unsecured Claim becomes payable in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim;

(ii)	Reinstatement of such Allowed General Unsecured Claim; or

(iii)	such other treatment rendering its Allowed General Unsecured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code,

in each case subject to all defenses or disputes the Debtor and the Reorganized Debtor may have with respect to such Claim; provided that, notwithstanding the foregoing, the Allowed amount of such General Unsecured Claim shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable.

(c)

Voting: Class 5 is Unimpaired under the Plan. Holders of General Unsecured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such Holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 — Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)

Treatment: As may be provided in the Restructuring Steps Memorandum, each Intercompany Claim shall, at the election of the Debtor (with the consent of the Prepetition Noteholders), either on or after the Effective Date, be:

(i)	Reinstated;

(ii)	converted to equity; or

(iii)	extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Claims

(c)

Voting: Class 6 is Unimpaired under the Plan. Holders of Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 — Interests in the Debtor

(a)	Classification: Class 7 consists of all Interests in the Debtor.

(b)	Treatment: On the Effective Date, all Allowed Interests in the Debtor shall be cancelled, extinguished, and released, as of the Effective Date.

(c)

Voting: Class 7 is Impaired, and Holders of Interests in the Debtor are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders of Interests in the Debtor are not entitled to vote to accept or reject the Plan.

8.	Class 8 — Section 510(b) Claims

(a)	Classification: Class 8 consists of all Section 510(b) Claims.

(b)

Treatment: On the Effective Date, all Section 510(b) Claims shall be discharged and extinguished and the Holders thereof shall not receive or retain any property under this Plan on account of such Section 510(b) Claims.

(c)

Voting: Class 8 is Impaired, and Holders of Section 510(b) Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders of Interests in the Debtor are not entitled to vote to accept or reject the Plan.

D.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtor’s or the Reorganized Debtor’s rights in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

E.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F.	Voting Classes; Deemed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

G.	Subordinated Claims

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtor reserves the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

H.	Existing Subsidiary Interests

Except as may be set forth in the Restructuring Steps Memorandum, on the Effective Date, the Existing Subsidiary Interests shall remain effective and outstanding and shall be owned by the Reorganized Debtor, and each Existing Subsidiary shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date. The Debtor’s non-Debtor Affiliates are receiving distribution on account of their

Existing Subsidiary Interests for the purposes of administrative convenience and in exchange for the Debtor’s and Reorganized Debtor’s agreement under the Plan to provide management services to certain other non-Debtor Affiliates. For the avoidance of doubt, any Existing Subsidiary Interest in non-Debtor subsidiaries owned by the Debtor shall continue to be owned by the Reorganized Debtor.

I.	Controversy Governing Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, resolve such controversy on or before the Confirmation Date.

J.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code is satisfied for purposes of Confirmation by acceptance of the Plan by at least one or more of the Classes of Claims or Interests entitled to vote pursuant to Article III.C of the Plan. The Debtor shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtor reserves the right to alter, amend, or modify the Plan, or any document in the Plan Supplement in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

On or before the Effective Date, the Debtor or the Reorganized Debtor, as applicable, shall enter into any transaction and take all actions as may be necessary or appropriate to effectuate the Plan and any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan. These transactions may include, as applicable, the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, (collectively, the “Restructuring Transactions”). The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of the Exit Financing Documents, and any filing related thereto; (2) the issuance of the Reorganized Rockley Equity; (3) execution of the Private Placement Documents and implementation of the Prepetition Noteholder Private Placement; (4) the execution and delivery of the New Governance Documents, and (5) all other actions that the Debtor determines to be necessary or advisable, including making filings or recordings that may be required by applicable Law in connection with the Plan. All Holders of Claims and Interests receiving distributions pursuant to the Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtor determine are necessary or advisable to effectuate the provisions and intent of the Plan.

The Debtor and the Prepetition Noteholders shall cooperate in good faith to structure the Restructuring Transactions in a tax efficient manner.

The Confirmation Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions, including, for the avoidance of doubt, any and all actions required to be taken under applicable non-bankruptcy Law.

B.	Sources of Consideration for Plan Distributions

The Debtor shall fund distributions under the Plan, as applicable, with (1) the issuance of the Reorganized Rockley Equity; (2) proceeds from issuance of the Exit Financing; (3) proceeds from issuance of the Reorganized Rockley Equity pursuant to the Prepetition Noteholder Private Placement; and (4) Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

1.	Reorganized Rockley Equity

On the Effective Date, the Reorganized Rockley Equity shall be issued and distributed to the Entities entitled to receive the Reorganized Rockley Equity pursuant to, and in accordance with, the Plan. On the Effective Date, the issuance of the Reorganized Rockley Equity shall be authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest, and the Debtor or Reorganized Debtor, as applicable, is authorized to take any action necessary or appropriate in furtherance thereof. All of the shares of Reorganized Rockley Equity distributed and issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the Reorganized Rockley Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. For the avoidance of doubt, the receipt, via distribution or issuance, of Reorganized Rockley Equity by a Holder of a Super Senior Notes Claim, or a Holder of an Existing Notes Claim, shall be deemed as such Holder’s agreement to be bound by the New Governance Documents, as each may be amended or modified from time to time following the Effective Date in accordance with its terms. The Reorganized Rockley Equity will not be registered on any exchange as of the Effective Date and shall not meet the eligibility requirements of DTC.

2.	Exit Financing

Prior to the Effective Date, the Debtor shall document and implement the Exit Financing on terms and conditions consistent with the Plan. On the Effective Date, the Reorganized Debtor and the Prepetition Noteholders shall execute and deliver the Exit Financing Documents. Confirmation of the Plan shall be deemed approval of (a) the Exit Financing Documents and (b) all transactions contemplated thereby and all actions to be taken and undertakings to be made, and obligations to be incurred by the Reorganized Debtor in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtor to enter into and execute the Exit Financing Documents, and such other documents as may be required to effectuate the treatment afforded by the Exit Financing without further notice to or order of the Bankruptcy Court, subject to the consent of the Prepetition Noteholders. For clarity and avoidance of doubt, the Holders of Allowed Super Senior Notes Claims will purchase (Pro Rata based on their respective ownership interest in the Allowed Super Senior Notes or as otherwise mutually agreed among such Holders) Exit Financing in an aggregate amount of approximately $20.9 million; provided, however, that the approximately $20.9 million purchase obligation shall be reduced dollar for dollar by $5.08 million of Allowed Super Senior Notes Claims that will convert into Exit Financing on the Effective Date.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Financing Documents, as applicable, (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Financing Documents and (c) shall be deemed automatically perfected on the Effective Date and senior in priority to all other Liens, subject only to such Liens and security interests as may be permitted to be senior under the Exit Financing Documents, as applicable. The Exit Financing and all the Liens and security interests to be granted in accordance with the Exit Financing Documents shall not be subject to avoidance, recharacterization, equitable subordination or any other challenge for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers or voidable transactions (or similar concepts) under the Bankruptcy Code or any applicable non-bankruptcy Law.

The Reorganized Debtor and the persons and entities granting such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other Law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

3.	Prepetition Noteholder Private Placement

Prior to the Effective Date, Holders of Allowed Super Senior Notes Claims and Allowed Existing Notes Claims will have the option to participate in the Prepetition Noteholder Private Placement for the purchase of Reorganized Rockley Equity on terms and conditions consistent with the Private Placement Documents; provided that Holders of Allowed Super Senior Notes Claims and Allowed Existing Notes Claims shall have the joint and several obligation to ensure that the Prepetition Noteholder Private Placement is fully subscribed as of the Effective Date (for the avoidance of doubt, such joint and several obligation shall exclude the Prepetition Trustee). On the Effective Date, the Reorganized Debtor and Holders of Allowed Super Senior Notes Claims and Allowed Existing Notes Claims that elect to participate will enter into the Private Placement Documents. Confirmation of the Plan shall be deemed (a) approval of the Prepetition Noteholder

Private Placement and the Private Placement Documents; (b) approval of all transactions contemplated thereby and all actions to be taken and undertakings to be made, and obligations to be incurred by the Reorganized Debtor in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein; and (c) authorization of the Reorganized Debtor to enter into and execute the Private Placement Documents and such other documents as may be required for the Prepetition Noteholder Private Placement.

All the shares of Reorganized Rockley Equity issued pursuant to the Private Placement Documents shall be duly authorized, validly issued, fully paid, and non-assessable. The issuance of Reorganized Rockley Equity pursuant to the Prepetition Noteholder Private Placement shall be governed by the terms and conditions set forth in the Private Placement Documents, which terms and conditions shall bind each Entity receiving such distribution or issuance. For the avoidance of doubt, the acceptance of Reorganized Rockley Equity by any participant in the Prepetition Noteholder Private Placement shall be deemed as such participant’s agreement to the Private Placement Documents and the New Governance Documents, in each case as may be amended or modified from time to time following the Effective Date in accordance with its terms.

4.	Cash on Hand

The Debtor or Reorganized Debtor, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims, consistent with the terms of the Plan and subject to the consent of the Prepetition Noteholders.

C.	Management Incentive Program

On or after the Effective Date, the New Board shall be authorized to adopt a management incentive plan (the “Management Incentive Plan”). All grants under the Management Incentive Plan shall ratably dilute all Rockley Reorganized Equity issued pursuant to the Plan.

The Management Incentive Plan will reserve exclusively for participants in the Management Incentive Plan a pool of up to 10% of Reorganized Rockley Equity, on a fully diluted basis, which may take the form of equity or equity-based awards, including options, restricted stock units, or other equity instruments, determined on a fully diluted and fully distributed basis. The terms of the Management Incentive Plan (including the participants, forms of awards, amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined at the sole discretion of the New Board.

D.	Exemption from Registration Requirements

The offering, issuance, and distribution of the Reorganized Rockley Equity under the Plan and the Private Placement Documents and the Exit Financing shall be exempt from registration under the Securities Act and any other applicable securities Laws pursuant to section 1145 of the Bankruptcy Code. To the extent issued pursuant to section 1145 of the Bankruptcy Code, these Securities may be resold without registration under the Securities Act or other federal securities Laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the

Bankruptcy Code, in which case, such securities, and any securities not otherwise eligible for issuance under Section 1145 of the Bankruptcy Code, may only be sold pursuant to an effective registration statement under the Securities Act or an applicable exemption from such registration requirements. In addition, the Reorganized Rockley Equity generally may be resold without registration under state securities Laws pursuant to various exemptions provided by the respective Laws of the several states. Recipients of the Reorganized Rockley Equity are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state securities Laws.

E.	Tax Returns

After the Effective Date, the Reorganized Debtor shall complete and file all final or otherwise required foreign, federal, state, and local tax returns for the Debtor and, pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of the Debtor or its Estate for any tax incurred during the administration of Debtor’s Chapter 11 Case, as determined under applicable tax Laws.

F.	Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement, the Debtor shall continue to exist after the Effective Date pursuant to the applicable law in the jurisdiction in which the Debtor is incorporated. For the avoidance of doubt, after the cancellation of the Interests in the Debtor described in this Plan, the former equityholders of the Debtor shall not be deemed to own any interest, directly or indirectly, in the Debtor, its subsidiaries or any asset thereof.

G.	Corporate Action

Subject to the terms and conditions contained herein, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including the (1) selection of the managers, officers and members of the New Board; (2) approval, adoption, and filing of the New Governance Documents; (3) issuance and distribution of the Reorganized Rockley Equity; (4) implementation of any Restructuring Transactions, and performance of all actions and transactions contemplated in connection therewith; (5) entry into, delivery, and performance under the Exit Financing Documents; (5) rejection, assumption, assumption and assignment, as applicable of Executory Contracts and Unexpired Leases; and (6) all other actions reasonably necessary or appropriate to promptly consummate any Restructuring Transactions (whether to occur before, on, or after the Effective Date).

All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtor or the Reorganized Debtor, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtor or the Reorganized Debtor, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtor, including the Reorganized Rockley Equity, the New Governance Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV shall be effective notwithstanding any requirements under non-bankruptcy Law.

H.	Vesting of Assets in the Reorganized Debtor

On the Effective Date, except as otherwise provided in the Plan, all property of Debtor’s Estate, all retained Causes of Action, and any property acquired by the Debtor under the Plan shall vest in the Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Financing Documents, and Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, as applicable). On and after the Effective Date, except as otherwise provided herein, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise specifically provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions, all notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of the Debtor giving rise to any rights or obligations relating to Claims against or Interests in the Debtor (except with respect to any Claim or Interest that is Reinstated pursuant to the Plan) shall be contributed and set off, and upon such contribution and set-off, shall be deemed cancelled and surrendered, and the obligations of the Debtor or the Reorganized Debtor, as applicable, and any non-Debtor direct or indirect subsidiaries thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged; provided, however, that all Liens and security interests granted by the Debtor to the Prepetition Noteholders in respect to Prepetition Notes Claims shall remain in effect to the same extent, in the same manner and on the same terms and priorities as they were prior to the Effective Date and secure the obligations of the Reorganized Debtor under the Exit Financing Agreements without the need to file any financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or otherwise take any action to perfect the security interests granted by the Exit Financing Agreements; provided, further, that notwithstanding such cancellation, satisfaction, release, and discharge or anything to the contrary contained in the Plan or Confirmation Order, any such document or instrument that governs the rights, claims, interest, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (1) allowing Holders to receive distributions as specified under the Plan; (2) allowing and preserving the rights of the Prepetition Trustee to make distributions as specified under the Plan, as applicable, including allowing the Prepetition Trustee to submit invoices for any amount and enforce any obligation owed to them under the Plan to the extent authorized or allowed by the applicable governing documents, or other order of the Bankruptcy Court; (3) preserving the Prepetition Trustee’s right to compensation and indemnification as against any money or property distributed or to be distributed to Holders of Prepetition Notes Claims; (4) preserving all rights, including rights of enforcement, of the Prepetition Trustee against any Person or Entity other than a Released Party, including with respect to contractual indemnification or contribution claims; (5) permitting the Prepetition Trustee to enforce any obligation (if any) owed to the Prepetition Trustee under this Plan; and (6) permitting the Prepetition Trustee to appear in the Chapter 11 Case or in any proceeding in the Bankruptcy Court or any other court. Notwithstanding anything to the contrary herein, each applicable Agent is authorized and directed to, at the sole cost and expense of the Reorganized Debtor, execute (and take any reasonable additional steps at the sole cost and expense of the Reorganized Debtor necessary to give effect to) any applicable documents required to effectuate the contribution and set-off pursuant to the Plan.

Except for the foregoing, subsequent to the performance by the Prepetition Trustee of its obligations pursuant to the Plan, the Prepetition Trustee and its agents shall be relieved of all further duties and responsibilities related to the Prepetition Notes Documents. Nothing in this Article IV.I shall in any way affect or diminish the rights of the Prepetition Trustee to exercise any charging lien against distributions to Holders of Prepetition Notes Claims with respect to any unpaid fees.

J.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from Debtor to Reorganized Debtor or to any other Entity) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtor or the Reorganized Debtor (including any Reorganized Rockley Equity); (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

K.	Compensation and Benefit Programs

On and after the Effective Date, except as otherwise provided in the Plan or any Final Order, without limiting any authority provided to the New Board under the Debtor’s and Reorganized Debtor’s respective formation and constituent documents, the Reorganized Debtor shall: (1) amend, adopt, assume, and honor in the ordinary course of business the Compensation and Benefit Programs; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Except as otherwise provided by the Plan or any Final Order, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

L.	Effectuating Documents and Further Transactions

On and after the Effective Date, the Reorganized Debtor, and the officers and members of the boards of directors and managers thereof (including the New Board), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the Exit Financing Documents, the New Governance Documents, and the Reorganized Rockley Equity, or consents except for those expressly required under the Plan.

M.	New Governance Documents

To the extent advisable or required under the Plan or applicable non-bankruptcy Law, on the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtor will file the New Governance Documents, which shall be included in the Plan Supplement, with the applicable authorities in the state, province, or country of incorporation or formation in accordance with the applicable corporate or formational Laws of the respective state, province, or country of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Governance Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtor may amend, amend and restate, supplement, or modify the New Governance Documents, and the Reorganized Debtor may file certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation or formation and the New Governance Documents.

N.	Directors and Officers

On the Effective Date, the terms of the current members of the Debtor’s board of directors shall expire and new directors of the Reorganized Debtor shall be appointed. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor will disclose at or prior to the Confirmation Hearing the identity and affiliations of the directors and officers of the Reorganized Debtor. The New Board shall be selected by the Prepetition Noteholders on the terms set forth in the New Governance Documents.

From and following the Effective Date, each director, officer, or manager of the Reorganized Debtor shall be appointed and serve pursuant to the terms of the charter and bylaws or other formation and constituent documents and the New Governance Documents, and applicable Laws of the Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtor is an Insider, the Debtor will disclose the nature of any compensation to be paid to such director or officer.

O.	Preservation of Causes of Action

Following the Effective Date, in accordance with section 1123(b) of the Bankruptcy Code, except as otherwise provided in the Plan, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action in the Plan Supplement, and the Reorganized Debtor’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtor pursuant to the releases and exculpations contained in Article VIII of the Plan, which shall be deemed released and waived by the Debtor and Reorganized Debtor as of the Effective Date.

The Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. Other than the Released Parties and Exculpated Parties with respect to the releases and exculpations contained in Article VIII of the Plan, no Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtor or the Reorganized Debtor will not pursue any and all available Causes of Action against it. The Debtor or the Reorganized Debtor, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, other than the Causes of Action released by the Debtor pursuant to the releases and exculpations contained in Article VIII of the Plan.

P.	Payment of Certain Fees

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtor or the Reorganized Debtor, as applicable, shall pay the Restructuring Expenses on the Effective Date, subject to the conditions set forth in this Article IV.P. The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Case) without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtor at least three (3) Business Days before the anticipated Effective Date or such later date as permitted by the Debtor; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtor. In addition, the Debtor or the Reorganized Debtor, as applicable, shall continue to pay pre- and post- Effective Date Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date.

Q.	Reporting Company Requirements

On the Effective Date, the Reorganized Debtor will not be a reporting company under the Exchange Act and shall not be required to file reports with the Commission or any other governmental entity.

R.	Concurrent Cayman Restructuring Process

On or immediately following the Petition Date, the Debtor will issue the Cayman Petition in the Grand Court of the Cayman Islands seeking the appointment of a Restructuring Officer to oversee and implement the Restructuring Transactions from a Cayman Law perspective. The Cayman Petition will provide details of the Plan and Restructuring Transactions, noting that further transactional steps are yet to take place. A moratorium will apply automatically upon the issuance of the Cayman Petition, then the substantive hearing of the Cayman Petition will take place within approximately twenty-one (21) days of its filing. At the hearing to consider the Cayman Petition, the Restructuring Officer will provide a further update on the progress of the Restructuring and will request that a further hearing be listed for the Cayman Court to consider and approve the Plan and Restructuring Transactions. The intention is that such hearing will take place on or before the contemplated Confirmation Hearing.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan, all Executory Contracts and Unexpired Leases of the Debtor shall be deemed assumed by the Reorganized Debtor without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (1) previously was assumed, assumed and assigned, or rejected by the Debtor; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List. On the Effective Date, except as otherwise provided in the Plan, each Executory Contract and Unexpired Lease that is identified on the Rejected Executory Contract and Unexpired Lease List shall be deemed rejected as of the Effective Date by the applicable Debtor pursuant to sections 365 and 1123 of the Bankruptcy Code.

Entry of the Confirmation Order by the Bankruptcy Court shall, subject to and upon the occurrence of the Effective Date, constitute a Final Order approving the assumptions, assumptions and assignments, and rejections, as applicable, of the Executory Contracts and Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Lease List, and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume, assume and assign, or reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired

Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall re-vest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as such terms may be modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal Law.

To the maximum extent permitted by Law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Preexisting Obligations to the Debtor Under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtor or the Reorganized Debtor, as applicable, under such Executory Contract or Unexpired Lease. Without limiting the general nature of the foregoing, and notwithstanding any non-bankruptcy Law to the contrary, the Debtor and Reorganized Debtor expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtor contracting from non-Debtor counterparties to any rejected Executory Contract or Unexpired Lease.

C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan and the Rejected Executory Contract and Unexpired Leases List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Claims, Noticing, and Solicitation Agent and served on the Reorganized Debtor no later than thirty days after the Effective Date.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Claims, Noticing, and Solicitation Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtor, the Reorganized Debtor, the Estate, or their property, without the need for any objection by the Debtor or Reorganized Debtor, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

Except as otherwise provided in the Plan or an order of the Bankruptcy Court, all Claims arising from the rejection by the Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim against the Debtor pursuant to Article III.C of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

Notwithstanding anything to the contrary in the Plan, the Debtor, or the Reorganized Debtor, as applicable, (with the consent of the Prepetition Noteholders) reserves the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

D.	Cure of Defaults and Objections to Cure and Assumption

Any monetary defaults under each Executory Contract and Unexpired Lease assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount (if any) in Cash on the Effective Date, in the ordinary course of business, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtor or the Reorganized Debtor of the Cure Amount; provided, that nothing herein shall prevent the Debtor or Reorganized Debtor (with the consent of the Prepetition Noteholders) from paying any Cure Amount despite the failure of the relevant counterparty to File such request for payment of such Cure Claim. The Debtor or Reorganized Debtor (with the consent of the Prepetition Noteholders) also may settle any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.

Unless otherwise agreed upon in writing by the Debtor or Reorganized Debtor (with the consent of the Prepetition Noteholders), as applicable, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or Cure Amount including pursuant to the Plan must be filed, served, and actually received by the counsel to the Debtor and the U.S. Trustee on or before the Confirmation Objection Deadline or such other deadline that may be set by the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Amount will be deemed to have assented to such assumption or Cure Amount.

For the avoidance of doubt, to the extent an Executory Contract or Unexpired Lease is proposed to be assumed in the Plan and is not listed as having a related Cure Amount (or lists such Cure Amount as $0) on the Assumed Executory Contract and Unexpired Lease List, any counterparty to such Executory Contract or Unexpired Lease that fails to object to the proposed assumption by the Confirmation Objection Deadline will be deemed to have consented to such assumption and deemed to release any Claim or Cause of Action for any monetary defaults under such Executory Contract or Unexpired Lease. Any such Claim or Cause of Action that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against the Reorganized Debtor, without the need for any objection by the Reorganized Debtor or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.

The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtor to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List, if any.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, in the event that any counterparty to an Executory Contract or Unexpired Lease receives a notice of assumption and there is no listed Cure Amount, such Cure Amount shall be considered to be zero.

E.	Insurance Policies

Except as set forth herein, the Debtor’s insurance policies, including the D&O Liability Insurance Policies, and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtor shall be deemed to have assumed all insurance policies and all agreements, documents, and instruments relating thereto, and such insurance policies and such agreements, documents, or instruments relating thereto shall re-vest in the Reorganized Debtor, including the D&O Liability Insurance Policies, and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtor’s foregoing assumption of each of the insurance policies (including, any “tail policy”), and any agreements, documents, or instruments relating thereto. In addition, on and after the Effective Date, the Reorganized Debtor shall not terminate or otherwise reduce, limit, or restrict the coverage under the D&O Liability Insurance Policies with respect to conduct occurring prior thereto, and all directors, managers, officers, members, and trustees of the Debtor who served in such capacity at any time prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies, shall be entitled to the full benefits of any such D&O Liability Insurance Policies for the full term of such policy regardless of whether such directors, managers, officers, members, or trustees remain in such positions after the Effective Date. Notwithstanding anything to the contrary in Article VIII, all of the Debtor’s current and former directors’, managers’, officers’, members’, and trustees’ rights as beneficiaries of the D&O Liability Insurance Policies are preserved to the extent set forth herein.

F.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed by the Debtor, and shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date, and the Reorganized Debtor’s governance documents shall provide for indemnification, defense, reimbursement, and limitation of liability of, and advancement of fees and expenses to, the Debtor’s and the Reorganized Debtor’s current directors, managers, officers, members, employees, attorneys, accountants, investment bankers, and other professionals serving in such capacity as of the Effective Date to the fullest extent permitted by Law and at least to the same extent as provided under the Indemnification Provisions against any Cause of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted; provided that the Reorganized Debtor shall not indemnify (1) any Person for any Cause of Action arising out of or related to any act or omission that is a criminal act or constitutes actual fraud, gross negligence, bad faith, or willful misconduct. Except as otherwise provided herein, the Reorganized Debtor will not amend or restate its governance documents before, on, or after the Effective Date to terminate or materially adversely affect the Reorganized Debtor’s obligations to provide such rights to indemnification, defense, reimbursement, limitation of liability, or advancement of fees and expenses. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtor’s foregoing assumption of each of the Indemnification Provisions.

On and as of the Effective Date, any of the Debtor’s indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtor or Reorganized Debtor, as applicable, shall be assumed by the Reorganized Debtor and otherwise remain unaffected by the Chapter 11 Case.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

H.	Reservation of Rights

Neither the assumption of any Executory Contract or Unexpired Lease pursuant to the Plan nor exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Debtor or Reorganized Debtor, as applicable, has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtor or the Reorganized Debtor, as applicable, shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

I.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

J.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by the Debtor and any Executory Contracts and Unexpired Leases assumed by the Debtor may be performed by the Reorganized Debtor in the ordinary course of business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims or Interests Allowed as of the Effective Date

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtor or the Reorganized Debtor, as the case may be, and the Holder of the applicable Claim or Interest, the Distribution Agent shall make distributions under the Plan on account of Claims or Interests Allowed on the Effective Date or as soon as reasonably practical thereafter; provided, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtor and the Holder of such Claim, as may be due and payable under applicable non-bankruptcy Law, or in the ordinary course of business.

B.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the next occurring Distribution Date after such Claim or Interest becomes an Allowed Claim or Allowed Interest) each Holder of an Allowed Claim and Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtor shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

C.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date or as soon as reasonably practicable thereafter. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

1.	Rights and Powers of Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

D.	Delivery of Distributions

1.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims or Allowed Interests shall be made to Holders of record as of the Distribution Record Date by the Distribution Agent, as appropriate (a) to the signatory set forth on any Proof of Claim or Proof of Interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is filed or if the Debtor has not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtor after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Case on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims or Allowed Interests shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim or Allowed Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtor, the Reorganized Debtor, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2.	Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security is transferred twenty (20) or fewer days before the Distribution Record Date, distributions shall be made to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

3.	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the Reorganized Debtor, on the one hand, and the Holder of a Disputed Claim or Disputed Interest, on the other hand, or as set forth in a Final Order, no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Interest until all of the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest, as applicable, or has otherwise been resolved by settlement or Final Order. Any dividends or other distributions arising from property distributed to Holders of Allowed Claims or Allowed Interests, as applicable, in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim or Disputed Interest, as applicable, in such Class that becomes an Allowed Claim or Allowed Interest after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims or Allowed Interests in such Class.

4.	No Fractional Distributions

No fractional notes or shares, as applicable, of any Security shall be distributed pursuant to the Plan, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest would otherwise result in the issuance of a number of units or amounts of Securities that is not a whole number, the actual distribution of units or amounts of Securities shall be rounded as follows: (a) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one- half (1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized units or amounts of Securities issued pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

5.	Minimal Distributions

Holders of Allowed Claims or Allowed Interests entitled to distributions of $100 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its Holder shall be forever barred from asserting that Claim against the Reorganized Debtor or its property.

6.	Unclaimed Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such Unclaimed Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the attempted distribution. After such date, all unclaimed property or interests in property shall be deemed Unclaimed Distributions and shall revert to the Reorganized Debtor automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property Laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred.

7.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

8.	Compliance Matters

In connection with the Plan, to the extent applicable, the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Distribution Agent reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances, and such distributions shall be treated as if distributed to the Holder of the Allowed Claim or Allowed Interest.

9.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, or the Confirmation Order, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

10.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date.

11.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, the Debtor and the Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy Law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that the Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor,(as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

12.	Foreign Currency Exchange

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Petition Date.

13.	Claims Paid or Payable by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtor or the Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtor or Reorganized Debtor, as applicable. To the extent that one or more of the Debtor’s insurers agrees to satisfy a Claim in full (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Claims, Noticing, and Solicitation Agent without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process

Holders of Claims and Interests need not file a Proof of Claim or Proof of Interest, as applicable, with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan or any applicable order establishing bar dates for Filing a Proof of Claim, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.C of the Plan. On and after the Effective Date, Allowed Claims and Interests shall be treated as set forth in Article III of the Plan. Notwithstanding the foregoing, Entities must file cure objections as set forth in Article V.D of the Plan to the extent such Entity disputes the amount of the cure set forth in the Assumed Executory Contract and Unexpired Lease List.

Except as otherwise provided herein, all Proofs of Claim and Proofs of Interest required to be filed pursuant to the Plan or an order entered by the Bankruptcy Court, as applicable, that are filed after the date that they are required to be filed pursuant to the Plan or an order entered by the Bankruptcy Court, as applicable, shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against the Debtor, or Reorganized Debtor without the need for any objection by the Debtor or Reorganized Debtor or any further notice to or action, order, or approval of the Bankruptcy Court, unless leave to file a late Proof of Claim or Proof of Interest is obtained.

In addition, following the Effective Date, the Reorganized Debtor, with the consent of the “Required Financing Parties” (or similar term) under the Exit Financing Agreements, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan.

B.	Allowance of Claims

Except as otherwise set forth in the Plan, after the Effective Date, the Reorganized Debtor shall have and retain any and all rights and defenses the Debtor had with respect to any Claim immediately before the Effective Date. Except as specifically provided in the Plan or in any order entered in the Chapter 11 Case before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed in accordance with the Plan.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtor, with the consent of the “Required Financing Parties” (or similar term) under the Exit Financing Agreements, shall have the sole authority to: (1) File, withdraw, or litigate to judgment, objections to Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, the Reorganized Debtor, shall have and retain any and all rights and defenses the Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained pursuant to Article IV.O of the Plan.

D.	Adjustment to Claims or Interests Without Objection

Following the Effective Date, any Claim or Interest that has been paid, satisfied, amended, superseded, cancelled, or otherwise expunged (including pursuant to the Plan) may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtor without the Reorganized Debtor having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. Additionally, following the Effective Date, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtor without the Reorganized Debtor having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Reservation of Rights to Object to Claims

Following the Effective Date, any objections to Disputed Claims shall be Filed on or before the later of (1) the Claims Objection Deadline and (2) such later date as may be specifically fixed by the Bankruptcy Court. For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Disputed Claims and Disputed Interests.

F.	Estimation of Claims

The Debtor (with respect to the period prior to the Effective Date) or the Reorganized Debtor (with respect to the Period after the Effective Date), as applicable, may (but is not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtor or the Reorganized Debtor as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

G.	Disputed and Contingent Claim Reserve

On or after the Effective Date, with the prior written consent of the Prepetition Noteholders, the Reorganized Debtor may establish one or more reserves for Claims that are contingent or have not yet been Allowed, in an amount or amounts as reasonably determined by the Reorganized Debtor, consistent with the Proof of Claim Filed by the applicable Holder of such Disputed Claim.

H.	Disallowance of Claims

Any Claims held by Entities from which the Bankruptcy Court has determined that property is recoverable under section 542, 543, 547, 548, 549, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that the Bankruptcy Court has determined is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and the full amount of such obligation to the Debtor has been paid or turned over in full.

All Proofs of Claim Filed on account of an indemnification obligation shall be deemed satisfied and Disallowed as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Proofs of Claim Filed on account of an employee benefit shall be deemed satisfied and Disallowed as of the Effective Date to the extent the Reorganized Debtor elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.

I.	Amendments to Proofs of Claim or Interests

On or after the Effective Date, a Proof of Claim or Proof of Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtor and any such new or amended Proof of Claim or Interest Filed that is not so authorized before it is Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court; provided that the foregoing shall not apply to Administrative Claims other than 503(b)(9) Claims.

J.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

K.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

For the avoidance of doubt, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest, or any distribution to be made on account of such Allowed Claim or Allowed Interest. Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described herein in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtor or Reorganized Debtor, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims,

Interests, Causes of Action, and controversies under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtor, its Estate, and Holders of Claims and Interests and is fair, equitable, and reasonable. All distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) are intended to be and shall be final. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtor may compromise and settle Claims against, and Interests in, the Debtor and the Debtor’s Estate and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtor prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, and all actions taken to effectuate the Plan, including by the Prepetition Trustee, shall be given the same effect as if such actions were performed under the applicable non-bankruptcy Laws that govern the documents under which the Prepetition Trustee was appointed.

C.	Release of Liens

Except with respect to the Liens securing the obligations under the Exit Financing Agreements, or the Other Secured Claims that are Reinstated pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtor, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Reorganized Debtor to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

D.	Debtor Release

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, including the service of the Debtor Released Parties in facilitating the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, to the fullest extent permissible under applicable Law, as such Law may be extended or integrated after the Effective Date, on and after the Effective Date, each and all of the Debtor, its Estate, and the Reorganized Debtor, in each case on behalf of itself any and all other Entities who may assert, or purport to assert any claim or Cause of Action, directly or derivatively, by, through or for the Debtor, its Estate, and the Reorganized Debtor, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged each of the Debtor Released Parties from any and all Claims, Interests, or Causes of Action whatsoever, based on or relating to, or in any manner arising from, in whole or in part, the Debtor (including the management, ownership or operation thereof), the purchase, sale, amendment, or rescission of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Debtor Released Party, the Debtor’s in- or out-of-court restructuring efforts, intercompany transactions, the Super Senior Notes, the Existing Notes, and any administrative, enforcement, or remedial action taken in connection therewith, the Chapter 11 Case, any Avoidance Action, the formulation, preparation, dissemination, negotiation, entry into, or Filing of, as applicable, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Disclosure Statement, the Exit Financing, the Exit Financing Documents, the Reorganized Rockley Equity, the New Governance Documents, or any other Restructuring Transaction, any contract, instrument, release, or other agreement or document created or entered into in connection with the foregoing (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Debtor Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the Filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any Claims or Causes of Action for any act or omission that constitutes fraud, gross negligence or willful misconduct as determined by a Final Order of a court of competent jurisdiction, (2) any obligations arising on or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, the Exit Financing Documents, the New Governance Documents, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan, or (3) any retained Causes of Action listed on the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) essential to Confirmation of the Plan; (b) given in exchange for the good and valuable consideration provided by the Debtor Released Parties, including, without limitation, the Debtor Released Parties’ contributions to facilitating the Restructuring Transactions, and implementing the Plan; (c) a good faith settlement and compromise of the Claims released by the Debtor Release; (d) in the best interests of the Debtor and its Estate; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; and (g) a bar to any of the Debtor, the Reorganized Debtor, or the Debtor’s Estate asserting any Claim or Cause of Action released pursuant to the Debtor Release.

E.	Third-Party Release

Effective as of the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtor under the Plan and the substantial contributions of the Released Parties in facilitating the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, to the fullest extent permissible under applicable Law, as such Law may be extended or integrated after the Effective Date, on and after the Effective Date, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged each of the Released Parties from any and all Claims, Interests, or Causes of Action, whatsoever, based on or relating to, or in any manner arising from, in whole or in part, the Debtor (including the management, ownership or operation thereof), the purchase, sale, amendment, or rescission of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the Debtor’s in- or out-of-court restructuring efforts, intercompany transactions, the Super Senior Notes, the Existing Notes and any administrative, enforcement, or remedial action taken in connection therewith, the Chapter 11 Case, any Avoidance Action, the formulation, preparation, dissemination, negotiation, entry into, or Filing of, as applicable, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Disclosure Statement, the Exit Financing, the Exit Financing Documents, the Reorganized Rockley Equity, the New Governance Documents, or any other Restructuring Transaction, any contract, instrument, release, or other agreement or document created or entered into in connection with the foregoing (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the Filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any Claims or Causes of Action for any act or omission that constitutes fraud, gross negligence or willful misconduct as determined by a Final Order of a court of competent jurisdiction, (2) any obligations arising after the Effective Date of any party or Entity under the Plan, the Confirmation Order, the Exit Financing Documents, the Prepetition Noteholder Private Placement, the New Governance Documents, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan, or (3) any retained Causes of Action listed on the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions, and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtor and its Estate; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

F.	Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable Law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from any Cause of Action based on or relating to, or in any manner arising from, in whole or in part, any act or omission based on the negotiation, formulation, preparation, dissemination, entry into, execution, filing, and implementation of any transactions approved by the Bankruptcy Court in the Chapter 11 Case, including the Plan (including, for the avoidance of doubt, the Plan Supplement), the Disclosure Statement, the Confirmation Order or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of any Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, and the implementation of the Restructuring Transactions contemplated by the Plan, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, gross negligence, or a violation of the New York Rules of Professional Conduct. The Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any obligations arising after the Effective Date of any party or Entity under the Plan, the Confirmation Order, the Exit Financing Documents, the New Governance Documents, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

G.	Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable Law, and except as otherwise expressly provided in the Plan or the Confirmation Order, for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, the Reorganized Debtor, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective Related Parties shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.G.

H.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, no Governmental Unit shall discriminate against the Reorganized Debtor, or any Entity with which the Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtor, or another Entity with whom the Reorganized Debtor has been associated, solely because the Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Case (or during the Chapter 11 Case but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Case.

I.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

J.	Recoupment

In no event shall any Holder of a Claim or Interest be entitled to recoup any Claim or Interest against any Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtor on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Proof of Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

L.	Document Retention

Unless otherwise provided in the Confirmation Order, on and after the Effective Date, the Reorganized Debtor may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtor.

M.	U.S. Securities and Exchange Commission

Notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan, or the Confirmation Order, no provision in the Disclosure Statement, the Plan, or the Confirmation Order shall (i) preclude the Commission from enforcing its police or regulatory powers; or (ii) enjoin, limit, impair or delay the Commission from commencing or continuing any claims, cause of action, proceeding or investigations against any non-Debtor person or non-Debtor entity in any forum.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Condition Precedent to Confirmation

It shall be a condition to the Confirmation that the following conditions shall have been satisfied or waived pursuant to Article IX.C:

1. the Bankruptcy Court shall have entered the Cash Collateral Order in form and substance acceptable to the Prepetition Noteholders, which Cash Collateral Order shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay;

2. all conditions and milestones in the Cash Collateral Order shall have been satisfied or waived in accordance with their terms and no Termination Event shall have occurred and be continuing thereunder; and

3. the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed, and shall be in form and substance acceptable to the Prepetition Noteholders.

B.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.C:

1. the Bankruptcy Court shall have entered the Disclosure Statement Order and the Confirmation Order, which Confirmation Order shall (a) authorize the Debtor to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan, (b) authorize the Debtor to: (i) implement the Restructuring Transactions, including the Exit Financing; (ii) make all distributions and issuances as required under the Plan; and (iii) enter into any agreements, transactions, and sales of property, (c) authorize the implementation of the Plan in accordance with its terms, (d) decree that the provisions of the Confirmation Order and the Plan are non-severable and mutually dependent, (e) contain the release, injunction, and exculpation provisions contained in Article VIII, and (f) shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay;

2. the Bankruptcy Court shall have entered the Cash Collateral Orders, which Cash Collateral Orders shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay;

3. the Debtor shall have obtained any and all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, including the Plan;

4. the documentation related to the Exit Financing shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Financing shall have been satisfied or duly waived in writing in accordance with the terms of the Exit Financing Agreements;

5. the New Governance Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

6. the court overseeing the Cayman Proceeding shall have issued orders satisfactory to the Debtor and the Prepetition Noteholders approving the Restructuring Transactions;

7. all actions, documents, certificates, and agreements necessary to implement the Plan (including any documents contained in the Plan Supplement) shall have been executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units, in accordance with applicable Laws;

8. all Professional Fee Claims shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such Professional Fee Claims;

9. the Debtor and Reorganized Debtor, as applicable, shall have implemented the Restructuring Transactions, including, but not limited to the consummation and closing of the Prepetition Noteholder Private Placement and the Exit Financing, in a manner consistent with the Plan;

10. all Restructuring Expenses (including all reasonable and documented fees and expenses incurred by counsel to the Prepetition Noteholders, and the Prepetition Trustee and Exit Financing Representative) invoiced or estimated in accordance with Article IV.P shall have been paid in full; and

11. the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Article X.A of the Plan.

C.	Waiver of Conditions to the Effective Date

Each condition precedent to Confirmation or the Effective Date set forth in Article IX.A or IX.B (except for the condition that the Confirmation Order shall have been entered) may be waived in whole or in part at any time by the Debtor, with the prior written consent of the Prepetition Noteholders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan, subject to the terms of the Bankruptcy Code and the Bankruptcy Rules.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

E.	Effect of Non-occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to the Debtor, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtor; (2) prejudice in any manner the rights of such Debtor, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtor, any Holders, or any other Entity in any respect.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to the last sentence of this paragraph, with the prior written consent of the Prepetition Noteholders, the Debtor reserves the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and the terms set forth herein and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, and also subject to the last sentence of this paragraph, the Debtor expressly reserves its rights (with the written consent of the Prepetition Noteholders) to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. In addition to the consent of the Prepetition Noteholders, any alteration, amendment, or modification of the Plan which materially and adversely affects the rights or interests of the Prepetition Trustee shall also require the consent of the Prepetition Trustee.

B.	Effect of Confirmation on Modification

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtor reserves the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtor revokes or withdraws the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action (b) prejudice in any manner the rights of the Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtor or any other Entity.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which the Debtor is party or with respect to which Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or unexpired;

4. ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Case and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, and the Restructuring Transactions;

11. hear, determine, adjudicate, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Case, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

12. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

13. consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

14. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

15. hear and determine matters related to any requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

16. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

17. enforce all orders previously entered by the Bankruptcy Court;

18. enter an order or Final Decree concluding or closing the Chapter 11 Case; and

19. hear any other matter not inconsistent with the Bankruptcy Code provided, however, that the Bankruptcy Court shall not retain jurisdiction after the Effective Date over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court, including, for the avoidance of doubt, any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter. To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtor that arose prior to the Effective Date.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtor, the Reorganized Debtor, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor. All Claims against and Interests in the Debtor shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtor or the Reorganized Debtor and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents, and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by the Reorganized for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of the Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

D.	Notices

All notices, requests, and demands to or upon the Debtor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtor	Counsel to Debtor
Richard A. (Randy) Meier Rockley Photonics Holdings Limited 3rd Floor 1 Ashley Road Altrincham, Cheshire United Kingdom WA14 2DT	Joshua D. Morse Jonathan Doolittle Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center, 22nd Floor San Francisco, CA 94111-5998
John A. Pintarelli Dania Slim Kwame O. Akuffo Alana A. Lyman Pillsbury Winthrop Shaw Pittman LLP 31 West 52nd Street New York, NY 10019-6131

U.S. Trustee	Counsel to the Prepetition Noteholders
Andrea B. Schwartz	Anthony Grossi
Brian Masumoto	Ameneh Bordi
United States Department of Justice	Leslie Plaskon
Office of the United States Trustee	Michele Nudelman
Southern District of New York	Sidley Austin LLP
201 Varick Street, Rm. 1006 New York, New York 10014	787 Seventh Avenue New York, NY 10019

Counsel to the Prepetition Trustee	Counsel to the Exit Financing Representative
Bart Pisella Joon P. Hong Chapman and Cutler LLP 1270 Avenue of the Americas New York, NY 10020	Bart Pisella Joon P. Hong Chapman and Cutler LLP 1270 Avenue of the Americas New York, NY 10020

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, beneficiary, guardian or other successor or assign, and the officer, director, agent, representative, or attorney therefor.

G.	Entire Agreement

Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Non-severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Definitive Documents, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Definitive Documents are: (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtor; and (3) non-severable and mutually dependent.

I.	Plan Supplements and Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtor’s counsel at the address above or by downloading such exhibits and documents from https://cases.ra.kroll.com/RockleyPhotonics. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

J.	Good Faith Solicitation of Votes

Upon entry of the Confirmation Order, the Debtor will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtor and each of its agents, representatives, members, principals, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtor will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

K.	Waiver/Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtor or its counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: March 10, 2023	ROCKLEY PHOTONICS HOLDINGS LIMITED

/s/ Richard A. Meier
Richard A. Meier
President and Chief Executive Officer

Exhibit B

Notice of Confirmation and Effective Date

PILLSBURY WINTHROP

SHAW PITTMAN LLP

John A. Pintarelli

Dania Slim

Kwame O. Akuffo

Alana A. Lyman

31 West 52nd Street

New York, NY 10019-6131

Phone: (212) 858-1000

Fax: (212) 858-1500

john.pintarelli@pillsburylaw.com dania.slim@pillsburylaw.com kwame.akuffo@pillsburylaw.com alana.lyman@pillsburylaw.com

PILLSBURY WINTHROP

SHAW PITTMAN LLP

Joshua D. Morse (admitted pro hac vice)

Jonathan Doolittle (admitted pro hac vice)

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Phone: (415) 983-1000

Fax: (415) 983-1200

joshua.morse@pillsburylaw.com jonathan.doolittle@pillsburylaw.com

Counsel for the Debtor

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re: ROCKLEY PHOTONICS HOLDINGS LIMITED, Debtor.[1]	Chapter 11 Case No. 23-10081 (LGB)

NOTICE OF (A) ENTRY OF ORDER (I) APPROVING THE

ADEQUACY OF DEBTOR’S DISCLOSURE STATEMENT AND

(II) CONFIRMING THE AMENDED PREPACKAGED CHAPTER 11

PLAN OF REORGANIZATION OF ROCKLEY PHOTONICS HOLDINGS

LIMITED AND (B) OCCURRENCE OF PLAN EFFECTIVE DATE

PLEASE TAKE NOTICE that on March 10, 2023, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order [Docket No. ] (the “Confirmation Order”) approving the Disclosure Statement for the Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited [Docket No. 3] and confirming the Revised Second Amended Prepackaged Chapter 11 Plan of Reorganization of Rockley Photonics Holdings Limited [Docket No. 133] (as modified, amended, and including all supplements and exhibits thereto, the “Plan”) (attached as Exhibit A to the Confirmation Order).2

[1]	The last four digits of the Debtor’s federal identification number are 4526. The Debtor’s mailing address is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom WA14 2DT.
[2]	Capitalized terms not otherwise defined herein shall have the meaning given to them in the Plan and the Confirmation Order, as applicable.

PLEASE TAKE FURTHER NOTICE that the Plan was substantially consummated, and the Effective Date of the Plan occurred on March __, 2023.

PLEASE TAKE FURTHER NOTICE that, unless otherwise ordered by the Bankruptcy Court, all final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed on or prior to April , 2023, which is the first Business Day that is forty-five days after the Effective Date.

PLEASE TAKE FURTHER NOTICE that the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtor and the Reorganized Debtor, as applicable, and any and all Holders of Claims or Interests (regardless of whether such Holders are deemed to have accepted or rejected the Plan and regardless of whether such Holders are impaired under the Plan) and such Holders’ respective predecessors, successors, and assigns, all entities that are parties to or are subject to the settlements, compromises, releases (including the Debtor Release, Third-Party Release, and Exculpation), and injunctions described in the Plan, each entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor.

PLEASE TAKE FURTHER NOTICE that the Bankruptcy Court has approved certain discharge, release, exculpation, injunction, and related provisions in Article VIII of the Plan.

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PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

PLEASE TAKE FURTHER NOTICE that the Plan, the Plan Supplement, the Confirmation Order and copies of all documents filed in this chapter 11 case are available free of charge by visiting the website of Kroll Restructuring Administration LLC at https://cases.ra.kroll.com/rockley or by calling Kroll Restructuring Administration LLC at 833-232-4652 (toll free) or +1 (646) 440-4743 (international). You may also obtain copies of any pleadings filed with the Bankruptcy Court by visiting the Bankruptcy Court’s website at https://www.nysb.uscourts.gov and following the procedures and paying any fees set forth therein.

IF YOU HAVE ANY QUESTIONS ABOUT THIS NOTICE PLEASE CONTACT KROLL RESTRUCTURING ADMINISTRATION LLC BY CALLING 833-232-4652 (TOLL FREE) OR +1 (646) 440-4743 (INTERNATIONAL).

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DATED: March __, 2023 New York, New York	PILLSBURY WINTHROP SHAW PITTMAN LLP
John A. Pintarelli Dania Slim Kwame O. Akuffo Alana A. Lyman 31 West 52nd Street
New York, NY 10019-6131 Phone: (212) 858-1000
Fax: (212) 858-1500 john.pintarelli@pillsburylaw.com dania.slim@pillsburylaw.com kwame.akuffo@pillsburylaw.com alana.lyman@pillsburylaw.com

Joshua D. Morse (admitted pro hac vice) Jonathan Doolittle (admitted pro hac vice) Four Embarcadero Center, 22nd Floor San Francisco, CA 94111-5998
Phone: (415) 983-1000
Fax: (415) 983-1200 joshua.morse@pillsburylaw.com jonathan.doolittle@pillsburylaw.com

Counsel for the Debtor

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